Exhibit 10.2

EXECUTION VERISON

SECOND AMENDED AND RESTATED

INDEPENDENT SALES ORGANIZATION

SPONSORSHIP AND SERVICES AGREEMENT

BETWEEN

EVERTEC GROUP, LLC

AND

BANCO POPULAR DE PUERTO RICO,

dated as of July 1, 2022

i

ii

iii

SECOND AMENDED AND RESTATED
INDEPENDENT SALES ORGANIZATION
SPONSORSHIP AND SERVICES AGREEMENT

This Second Amended and Restated Independent Sales Organization Sponsorship and Services Agreement (this “Agreement”), effective as of July 1, 2022 (the “Effective Date”), is entered into by and between Evertec Group, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (“EVERTEC”) and Banco Popular de Puerto Rico, a bank organized under the laws of the Commonwealth of Puerto Rico (“BPPR”).

RECITALS

WHEREAS, BPPR is a member in good standing of VISA U.S.A., Inc. and VISA International, Inc. (collectively, “VISA”), Discover Financial Services, LLC (“Discover”), MasterCard International, Inc. (“MCI”) and other Associations (as hereinafter defined), and BPPR is qualified to provide sponsorship of non-member agents into the Associations;

WHEREAS, EVERTEC wishes to continue engaging in the business of marketing Merchant Services (as defined herein) to Merchants (as defined herein) and potential Merchants with respect to each Association;

WHEREAS, in order to provide the Merchant Services with respect to an Association, EVERTEC must be sponsored by a member of such Association, and BPPR, as a member of the Associations, wishes to continue to sponsor EVERTEC on the terms set forth herein;

WHEREAS, in addition to BPPR’s agreement to continue sponsoring EVERTEC into the Associations as set forth herein, BPPR also agrees to continue providing access to the ATH Network through which Merchants and Government-Merchants may accept Transactions;

WHEREAS, the Associations have each adopted rules and regulations relating to the provision of Merchant Services by third-party agents to which BPPR, as a result of its membership in the Associations, and EVERTEC, as a result of BPPR’s sponsorship pursuant to this Agreement, are subject;

WHEREAS, BPPR, Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Popular”), and EVERTEC have entered into that certain Asset Purchase Agreement, dated as of February 24, 2022 (the “Asset Purchase Agreement”), pursuant to which BPPR is, contemporaneously with entering into this Agreement, acquiring a portion of the business of Evertec, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico and the ultimate parent entity of EVERTEC (“EVERTEC Parent”); and

WHEREAS, BPPR and EVERTEC have previously entered into an Independent Sales Organization Sponsorship and Services Agreement on June 30, 2010, as subsequently amended on September 30, 2010 (the “Prior ISO Agreement”), and BPPR and EVERTEC desire to amend and restate the Prior ISO Agreement in order to provide for certain changes and additions to such services and revisions to the terms of the Prior ISO Agreement.

THE AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONAL PROVISIONS

Section 1.1          Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Access” has the meaning set forth in Section 5.9(a).

“ACH” means the Automated Clearing House payment system.

“ACH File” means the daily file created by EVERTEC and provided to BPPR in the prescribed ACH format by a financial institution participating in the ACH that contains (i) a list of the ACH Transactions to debit or credit Merchants and/or Government-Merchants, as applicable, for the sum of Sales Records, Credit Records and Merchant Chargebacks received by EVERTEC and (ii) Merchant Transaction Processing Fees calculated by EVERTEC.

“ACH Returns” means ACH Transactions that cannot be posted to a Merchant’s or a Government-Merchant’s bank account due to erroneous information, insufficient funds, closed accounts or other reasons and that are returned through the Federal Reserve to the originating financial institution.

“ACH Transaction” means an Electronic Record of amounts to be deposited or debited to a bank account at a financial institution participating in the ACH.

“Acquiring Member” means a licensee or member of an Association that is authorized by the Association to enter Transactions into or receive Transactions from the Association’s settlement and authorization systems.

“Affected Persons” has the meaning set forth in Section 5.3(b)(i).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such Person.  Notwithstanding the foregoing, with respect to Popular (to the extent that at the time of determination it is engaged in a private equity or similar business), the term “Affiliate” shall not include portfolio companies of Popular or its Controlled Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Alleged Breaching Party” has the meaning set forth in Section 9.2(b).

“Approved Audit Firm” means the audit firms listed in Exhibit D.

“Assessments” means those fees paid by Acquiring Members, other than Interchange Fees and Association Dues, for participation in the programs offered by each Association, as the due dates and amounts of such fees may be changed from time to time by each respective Association.

“Asset Acquirer” has the meaning set forth in Section 11.1(c).

“Asset Purchase Agreement” has the meaning set forth in the Recitals.

“Assignee Sub” has the meaning set forth in Section 11.1(b).

“Association Dues” means any fees and rebates imposed by any of the Associations pursuant to such Association’s regulations for use of such Association’s equipment, settlement and authorization systems, automated retrieval systems, BIN licensing, arbitration filings, fines for non-compliance with such regulations and such other charges as such Association may from time to time impose, excluding the Interchange Fees and Assessments.

“Associations” means VISA, Discover, MCI, the ATH Network and any other credit and/or debit card companies (private label or otherwise) of which BPPR is a member in good standing or with respect to which BPPR is otherwise authorized to provide sponsorship of non-member agents.

“ATH Movil Business Help-Desk Costs” means $0.01 per-transaction, which is intended to cover costs associated with running the ATH Movil Business help-desk, which include the applicable fully loaded costs of employees and equipment expense.

“ATH Network” means the interbank network connecting the ATMs, POS systems or any other Channel (as defined in the ATH Network Agreement) of various financial institutions in the Region, and includes the debit card network for ATH-linked ATM cards.

“ATH Network Agreement” means the Second Amended and Restated ATH Network Participation Agreement, dated as of July 1, 2022, by and between BPPR and EVERTEC.

“Authorization Center” means the service desk to be established and maintained by EVERTEC to be contacted by a Merchant to obtain authorization codes and other instructions with respect to handling Cards according to the Merchant Program Procedures.

“beneficially owned,” “beneficial ownership” and similar phrases have the same meanings as such terms have under Rule 13d-3 (or any successor rule then in effect) under the Exchange Act, except that in calculating the beneficial ownership of any Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable upon the occurrence of a subsequent event.  Notwithstanding the foregoing, no Person shall be deemed to beneficially own any securities beneficially owned by another Person who is not an Affiliate of such Person.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved in the time period expressly contemplated or, in the absence of an expressly contemplated time period, within a commercially reasonable time period.

“BIN” means a unique bank identification number assigned and licensed by VISA or Discover, or an interbank card association number assigned and licensed by MCI, to an Acquiring Member for such Acquiring Member’s use in issuing Cards (if applicable) and entering Transactions into or receiving Transactions from such Association’s settlement and authorization systems.

“BPPR” has the meaning set forth in the Preamble.

“BPPR Core Banking Systems” means BPPR’s main banking systems that manage the deposit accounts, transactions and balances of BPPR’s individual or commercial customers.

“BPPR Data” means data, records and information provided, or otherwise made available, to EVERTEC in connection with this Agreement by or on behalf of BPPR, or one of its Subsidiaries, including all NPPI and all data and information derived from or works of any of the foregoing.

“BPPR MAB Team Employees” has the meaning set forth in Exhibit G.

“BPPR Merchant Split Percentage” has the meaning set forth in Section 9.1(b)(iii).

“BPPR Post-Termination Merchants” has the meaning set forth in Section 9.1(b)(i).

“BPPR Sponsorship Fees” means $1,000 per year.

“BSA” has the meaning set forth in Section 3.6.

“Business Continuity Plan” means the documented processes, preventive arrangements, and measures taken by a party to be able to respond, recover, resume or restore to a predefined level of operation following an Event in order to be able to continue performing its obligations under this Agreement or to prevent or mitigate the adverse effects of an Event.  A Business Continuity Plan must include specific elements, such as incident response, disaster recovery and crisis management.

“Business Day” will be each day from Monday through Friday, except for Legal Holidays.

“Card” means a card bearing the Trademark of an Association, or any other card, including debit cards and credit cards, that may be used by a Cardholder to authorize and charge purchases to such Cardholder’s Cardholder Account as part of Transactions completed upon the Cardholder’s presentment of the card and signing of a Sales Record or by mail, Internet or telephone order, in each case in accordance with the applicable Rules.

“Cardholder” means a Person who has a Cardholder Account with an Issuing Member, or a Person who has a card that can be used to obtain cash through the ATH Network.

“Cardholder Account” means an arrangement between a Person and an Issuing Member whereby such Person may use one or more Cards issued by such Issuing Member to conduct Transactions or obtain a Cash Disbursement.

“Cash Disbursement” means the use of a Card to obtain cash from a financial institution in accordance with the applicable Rules of such financial institution.

“Confidential Information” means any and all confidential and/or proprietary non-public information or material, whether in electronic or hard copy format, that is generated, collected or utilized in BPPR’s (or any of its Subsidiary’s) or EVERTEC’s business or operations.  Confidential Information includes:

(i)          information received from or concerning any third party (such as Merchants, Government-Merchants, customers or suppliers);

(ii)        product or services information concerning any of BPPR’s (or one of its Subsidiary’s) or EVERTEC’s research, or products or services being provided or developed, algorithms, supplier or vendor information, plans, ideas, drawings, specifications, documentation, quality guidelines, and analyses of strengths or weaknesses of each product or service;

(iii)      trade secrets, source code and object code, other confidential Intellectual Property, technical and technological information, including designs, processes, methods, technical specifications, drawings, prototypes, troubleshooting guidelines, formulas, data, files, performance characteristics, computer software information and related documentation, databases, programs, systems engineering, research and development plans, disks and other storage media, drawings, notes, proposals, reports, photographs, hardware, card files and recordings;

(iv)      financial information, such as overhead costs, profit margins, banking and financing data, budgeting data and reports, and pricing policies;

(v)        organizational information, information concerning the utilization of facilities, merger, acquisition and expansion information, equipment utilization information;

(vi)       marketing and sales information, such as marketing and sales techniques and data, identification and authorizing source, account status and ability to pay, product development and delivery schedules, transportation and logistical requirements, market research and forecasts, strategic planning, and marketing and advertising plans, techniques and budgets;

(vii)      BPPR’s (or one of its Subsidiary’s) or EVERTEC’s overall strategies, the specific programs and strategies utilized by BPPR (or one of its Subsidiaries) or EVERTEC; and the success or lack of success of those programs and strategies; and

(viii)      NPPI.

For the avoidance of doubt, Confidential Information includes, with respect to each party to this Agreement, such party’s Data Protection Program (including the Data Safeguards established pursuant to such Data Protection Program), its Business Continuity Plan, proprietary non-public materials with respect to EVERTEC’s physical security systems, access control systems, recovery equipment and techniques and all reports and information regarding the Merchant Services other than reports and information that are specifically designated as public.  For the avoidance of doubt, BPPR’s Confidential Information includes all BPPR Data.  EVERTEC’s Confidential Information shall not include any (1) Intellectual Property, books and records or other information or materials acquired pursuant to the Asset Purchase Agreement (except to the extent that any books and records are designated as confidential information of EVERTEC pursuant to the Asset Purchase Agreement), or (2) modifications, enhancements or derivative works based on such Intellectual Property in the immediately preceding clause (1).

“Control,” and its correlative meanings, “Controlling” and “Controlled,” means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Control Acquirer” has the meaning set forth in Section 11.13(a).

“CPI” means the All Items Consumer Price Index All Urban Consumers, U.S. City Average (1982-84 – 100), which is published by the U.S. Department of Labor, Bureau of Labor Statistics.

“Credit Records” means all documents, or the Electronic Record of such documents, used to evidence any refund or price adjustment to be credited to a Cardholder Account relating to the sale of Products.

“Data Processing” means any operation or set of operations which is performed on BPPR Data, Cardholder information, or other NPPI or information whether or not by automated means, physical or virtual, on premises or in the cloud, such as access, collection, recording, storing, organization, structuring, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Data Protection Program” means a written program that complies with applicable Legal Requirements, establishing the policies, procedures, controls and Data Safeguards reasonably designed and implemented in accordance with applicable Industry Standards to protect the confidentiality, privacy, security, integrity or availability of BPPR Data, the proper Data Processing of BPPR Data, and the security and reliability of the related infrastructure in order to prevent, detect and respond to any threats or hazards or intentional or accidental unauthorized access, use, disclosure, alteration, loss, destruction, or disposal.

“Data Safeguards” means reasonable administrative, technical and physical data protection processes, procedures and controls designed and implemented in accordance with Industry Standards.

“DDA” means a direct deposit account.

“Default Notice” has the meaning set forth in Section 9.2(b).

“Designated Merchant” has the meaning set forth in Section 2.5(a).

“Direction” has the meaning set forth in Section 5.7.

“Disabling Device” means any program, mechanism, programming device, malware or other computer code: (i) designed to disrupt, disable, harm, or otherwise impede in any manner the operation of any software program or code, or any computer system or network (commonly referred to as “malware”, “spyware”, “viruses” or “worms”); (ii) that would disable or impair the operation thereof or of any software, computer system or network in any way based on the elapsing of a period of time or the advancement to a particular date or other numeral (referred to as “time bombs”, “time locks”, or “drop dead” devices); (iii) designed to or that could reasonably be used to permit any Person to gain unauthorized or unintended access any computer system or network (referred to as “trojans”, “traps”, “access codes” or “trap door” devices); or (iv) designed to or that could reasonably be used to permit any unauthorized Person to track, monitor or otherwise report the operation and use of any software program or any computer system or network by any Person.

“Disclosing Party” has the meaning set forth in Section 5.1(a).

“Discover” has the meaning set forth in the Recitals.

“Dispute” has the meaning set forth in Section 11.6(c).

“Effective Date” has the meaning set forth in the Preamble.

“Electronic Record” means data that is transcribed in a form that is suitable for electronic processing.

“Encumbrances” means any direct or indirect encumbrances, lien, pledge, security interest, claim, charges, option, right of first refusal or offer, mortgage, deed of trust, easement, or any other restriction or third-party right, including restrictions on the right to vote equity interests.

“Event” means any event, occurrence or circumstance that has resulted in, or could reasonably result in any impairment or disruption of a Person’s normal business and operations and its ability to provide services.

“Event of Default” means the occurrence of any of the following:

(i)          either party fails to pay any undisputed, material amounts due to the other party under this Agreement and such failure(s) continue(s) for a period of sixty (60) days after notice has been sent to the non-paying party;

(ii)      either party (A) files for bankruptcy, receivership, reorganization, liquidation or any similar proceedings applicable to banks or corporations, as applicable, or (B) has such a proceeding instituted against it and such proceeding is not dismissed within sixty (60) days;

(iii)       a party fails to observe any material obligation specified in this Agreement that results in a Material Breach, and such failure is not cured within thirty (30) days (or in the event such breach can be cured but cannot be reasonably cured within thirty (30) days, within such longer period of time (not to exceed ninety (90) days) as is required to cure the same; provided, that the breaching party diligently pursues remedial action to completion) of a notice specifying the breach;

(iv)        either party makes an assignment of this Agreement, except as expressly provided herein; or

(v)         the assignment of any material portion of the Merchant Agreements to a third party (other than a third party that is a successor in interest to substantially all of EVERTEC’s business (including by assuming all of EVERTEC’s obligations under this Agreement)).

“EVERTEC” has the meaning set forth in the Preamble.

“EVERTEC Change of Control” means, with respect to EVERTEC, any:

(i)          merger, consolidation or other business combination of EVERTEC (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of EVERTEC’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries that results in the stockholders of EVERTEC (or such Subsidiary or Subsidiaries) or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or a series of related transactions, holding, directly or indirectly, less than 50% of the voting power of EVERTEC (or such Subsidiary or Subsidiaries) or any such successor, other entity or surviving entity, as applicable, immediately following the consummation of such transaction or series of related transactions; provided that this clause (i) shall not be deemed applicable to any merger, consolidation or other business combination, if, as a result of any such merger, consolidation or other business combination, no Person or Group of Persons that had not had “control” of EVERTEC immediately prior to such transaction, as such term is defined under the Bank Holding Company Act of 1956, as amended, shall have obtained such “control”;

(ii)        Transfer (other than in the form of a pledge, hypothecation or similar grant of a security interest only and which shall not involve the grant of a proxy or other right with respect to the voting of such equity), in one or a series of related transactions, of equity representing 50% or more of the voting power of EVERTEC (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of EVERTEC’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries to a Person or Group of Persons;

(iii)       transaction in which a majority of the board of directors or equivalent governing body of EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries) immediately following or as a proximate cause of such transaction is comprised of persons who were not members of the board of directors or equivalent governing body of EVERTEC (or such successor or other entity) immediately prior to such transaction; or

(iv)        sale or other disposition in one or a series of related transactions of all or substantially all of the assets of EVERTEC and its Subsidiaries (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries) to a Person who is not an Affiliate of EVERTEC at such time.

“EVERTEC Covered Persons” has the meaning set forth in Section 9.5(b).

“EVERTEC MAB Team Employees” has the meaning set forth in Exhibit G.

“EVERTEC Parent” has the meaning set forth in the Recitals.

“EVERTEC Post-Termination Merchants” has the meaning set forth in Section 9.1(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” means the credit agreement, dated as of November 27, 2018, among EVERTEC Parent, EVERTEC, the several lenders parties thereto, and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and L/C Issuer.

“Federal Reserve” means the Federal Reserve Bank of New York.

“FFIEC” means the Federal Financial Institutions Examination Council.

“Force Majeure Event” has the meaning set forth in Section 11.2(a).

“Governmental Authority” means the government or any agency or court thereof, of any nation or country (including the European Union, if applicable), state, commonwealth (including the Commonwealth of Puerto Rico), city, municipality or political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any such government that have regulatory, supervisory, and/or examination authority with respect to BPPR or one of its Subsidiaries and/or of EVERTEC with respect to the matters covered by this Agreement or their respective operations or financial condition, any quasi-governmental entity or arbitral body, any SRO and any applicable stock exchange.

“Government-Merchant” means each of the various municipalities, government agencies, public corporations and other governmental entities in the Commonwealth of Puerto Rico, which are set forth in Exhibit A; provided, that if a Person that is a Government-Merchant enters into a Merchant Agreement with EVERTEC after the Effective Date, such Person shall no longer be considered a Government-Merchant for purposes of this Agreement and will then be considered a Merchant for purposes of this Agreement.

“Government-Merchant Agreements” means the agreements which are set forth in Exhibit A and are in effect as of the Effective Date between BPPR and the Government-Merchants (or any successor or new agreement that may be entered into solely between BPPR and Government-Merchants) for services rendered by BPPR to enable such Government-Merchants to accept and process payment of goods and services from their customers by means of Cards or other transaction media.

“Government-Merchant Fees” has the meaning set forth in Section 6.3(b).

“Group of Persons” means a group of Persons that would constitute a “group” as determined pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Hold Account” has the meaning set forth in Section 2.11.

“Incident” means the actual or reasonably suspected occurrence of an intentional or accidental unauthorized event that could reasonably pose a threat to the confidentiality, privacy, security, integrity or availability of BPPR Data, Cardholder information, or other NPPI, including: (1) unauthorized access or disclosure of BPPR Data, Cardholder information, or other NPPI; (2) unauthorized access or intrusion to information Systems; (3) loss/theft of an electronic or storage device containing BPPR Data, Cardholder information, or other NPPI; (4) loss/theft of printed materials containing BPPR Data, Cardholder information, or other NPPI; and (5) unauthorized Disabling Devices.  For the avoidance of doubt, an Incident will not be deemed to exist solely as a result of EVERTEC’s receipt of an automated system alert or a ping or scan of EVERTEC’s Systems, unless and until such time as EVERTEC reasonably believes that an Incident has occurred or has reasonable grounds to suspect that an Incident has occurred (provided, that EVERTEC has appropriate systems and procedures for the establishment and use of such automated systems).

“Incident Response Program” means a written program that complies with applicable Legal Requirements establishing policies, procedures, activities and internal controls reasonably designed and implemented in accordance with applicable Industry Standards to prevent, detect, identify, mitigate, address and notify relevant Persons of Incidents.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, and (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments.

“Independent Sales Organization” or “ISO” means any organization that (i) is not a member of VISA, Discover or MCI (or any other Association), (ii) is registered with and sponsored by a VISA, Discover or MCI (or any other Association) member and (iii) provides services to a VISA, Discover or MCI (or any other Association) member in connection with the member’s merchant or Card issuing program.

“Industry Standards” means the conduct of business, including procedural and technical rules, generally followed by members of an industry, which for purposes of this Agreement is the merchant acquiring industry, in the applicable portion of the Region and in the United States, as they may be adopted from time to time including the Rules and PCI DSS.

“Initial Term” shall have the meaning set forth in Section 9.1(a).

“Intellectual Property” means all world-wide know-how, ideas, concepts, techniques, designs, materials, formulae, computer programs and related documentation, writings, works of authorship, trade secrets, Confidential Information (as defined herein), proprietary information, research, developments, registered and unregistered copyrights, copyrightable materials, derivatives, Trademarks, mask works, moral rights, design rights, industrial property rights, discoveries, inventions, rights in and to inventions, improvements, patent rights, patent applications, patents and any other intellectual property rights in any jurisdiction in the world including modifications and other applications using or based upon the resulting technology or required for the use of such technology.

“Interchange Fee” means the fee that is established by the Association and that is paid on each Transaction by an Acquiring Member to the Issuing Member.  The fee is collected by the Association and passed on to the Issuing Member through the daily settlement process with each institution.

“Issuing Member” means a licensee or member of an Association that is authorized by such Association to issue Cards.

“Legal Holiday” means Saturday, Sunday or any federal and/or local legal holiday in the Commonwealth of Puerto Rico, except as otherwise agreed to in writing between the parties.

“Legal Requirements” means any applicable federal, state, Puerto Rico, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of law, regulation, statute, rule, regulation, guidance or treaty, and any policy statement or interpretation that has the force of law, issued by a Governmental Authority, and any standards or guidance issued by the FFIEC.

“MAB Adjusted Revenue” means, with respect to any period, the Merchant Transaction Processing Fees received by EVERTEC or its Affiliates (“MAB Gross Revenue”), less the following items, in each case to the extent such items are charged with respect to Merchants (to the extent related to their activities that generate MAB Gross Revenue) or transactions that generate MAB Gross Revenue (and without duplication of any items deducted from the calculation of P2B Adjusted Revenue): (1) Interchange Fees, (2) Network Assessment Fees, (3) Processing Fees, (4) Partnership Program Fees, (5) POS Terminal Expenses, (6) ACH settlement fees and (7) Merchant Losses (provided, that (i) items (4), (6) and (7) shall be deducted solely to the extent any such amount is actually paid by EVERTEC or its Affiliates to a third party and not subsequently recovered or otherwise subject to reimbursement or offset in favor of EVERTEC or its Affiliates and (ii) item (2) (except in the case of ATH Network fees, which shall be deducted from MAB Gross Revenue to the extent specified in the definition of “Network Assessment Fees”) shall be deducted solely to the extent any such amount is actually paid by EVERTEC or its Affiliates to a third party Association and not subsequently recovered or otherwise subject to reimbursement or offset in favor of EVERTEC or its Affiliates); provided, that each of items (1) through (7) shall be deducted solely to the extent consistent with the calculation methodology and components of such item as set forth on Exhibit E.

“MAB Gross Revenue” has the meaning set forth in the definition of “MAB Adjusted Revenue”.

“MAB Revenue Sharing” has the meaning set forth in Section 6.4(b).

“Material Adverse Effect” means, with respect to any Person, any fact, event, change, effect, development, condition or occurrence that has a materially adverse effect on or with respect to any business, assets, liabilities, financial condition, or operations of such Person.

“Material Breach” means (i) a breach, or series of breaches, of a party’s obligations under this Agreement (other than a failure to make a payment pursuant to this Agreement) that if left uncured for ninety (90) days following receipt of notice from the other party (the “Non-breaching Party”) detailing the breach, (a) would result in a Material Adverse Effect on the Non-breaching Party, or (b) would reasonably be expected to have an adverse effect on the Non-breaching Party that is material, individually or in the aggregate, measured on a scale relative to the Non-breaching Party’s rights and privileges and reasonably expected benefits under this Agreement, provided, that this clause (b) shall apply solely after September 30, 2025 and solely for purposes of BPPR’s right to terminate this Agreement.

“MCI” has the meaning set forth in the Recitals.

“Merchant” means any Person, other than BPPR and EVERTEC, who is or becomes a party to a Merchant Agreement; provided, however, that the term shall not include a Government-Merchant which is a party to a Government-Merchant Agreement.

“Merchant Acquiring Business” means the business engaged in by EVERTEC (and, if applicable, any of its Affiliates) to provide Merchant Services hereunder as an ISO for BPPR as Acquiring Member, enabling Merchants and Government-Merchants to accept and process payment of goods and services from their customers by means of Cards or other transaction media, including the signing up and underwriting of such Merchants and Government-Merchants for accepting such means of payment, providing card-based transaction processing services and electronic payment and settlement services (including PIN and signature debit transaction authorization, settlement and exception processing, gift, private label, stored value and prepaid card processing, e-commerce and certain payments-related reselling services) and the sale of products and services related thereto, including terminal deployment services, payment gateway(s) and other value-added services.

“Merchant Acquiring Improvement Team” has the meaning set forth in Exhibit G.

“Merchant Agreement” means the written agreement pursuant to which Merchant Services are provided to a Person and such Person is permitted to participate in the Merchant Program (for the avoidance of doubt, including any such agreement between a Person and either or both of BPPR and EVERTEC); provided, however, that, as used herein, the term “Merchant Agreement” shall not include any existing Government-Merchant Agreement set forth in Exhibit A (or any successor or new agreement that may be entered solely between BPPR and a Government-Merchant, each of which shall be treated as a Government-Merchant Agreement) but shall include any successor agreement to an existing Government-Merchant Agreement that may be entered into by and among BPPR, EVERTEC and the applicable Government-Merchant after the Effective Date.  For the avoidance of doubt, Merchant Agreements do not include agreements with any Person for whom BPPR does not act as the Acquiring Member.

“Merchant Agreement Split Report” has the meaning set forth in Section 9.1(b).

“Merchant Application” means an application whereby a potential Merchant applies to participate in the Merchant Program.

“Merchant Application Approval Policy” means the written policy set forth in Exhibit B regarding acceptance of Merchants, as such policy may be amended in accordance with Section 2.5(c).

“Merchant by Transaction Processing List” has the meaning set forth in Section 9.1(b)(i).

“Merchant Chargeback” means a Transaction or other item involving a Merchant or Government-Merchant denied or returned by an Issuing Member after such Transaction was entered into the appropriate settlement network for payment in accordance with applicable Rules, or for which payment to a Merchant or a Government-Merchant has been refused or reversed in accordance with applicable Rules.

“Merchant Demand Deposit Account” or “Merchant DDA” means a deposit account owned by a Merchant or Government-Merchant and established at BPPR to receive the daily deposit of paper Transaction records and/or the electronic settlement of electronic Transactions, and the withdrawal of Merchant Transaction Processing Fees and other amounts pursuant to such Merchant’s Merchant Agreement (or, in the case of a Government-Merchant, under such Government-Merchant’s Government-Merchant Agreement).

“Merchant Loss(es)” means any loss or extraordinary expense (including reasonable legal fees related to such loss or extraordinary expense) for any reason attributable to a Merchant or a Government-Merchant, including any loss due to a Merchant Chargeback, uncollectible Merchant Transaction Processing Fees (provided, that for purposes of calculating MAB Adjusted Revenue, BPPR shall be entitled to a true-up to the extent that any Merchant Transaction Processing Fees that are initially deemed uncollectible are subsequently collected by EVERTEC and/or the rights of collection are transferred for value by EVERTEC to a third party), Merchant business failure or any fraudulent or illegal, or allegedly fraudulent or illegal, practice of such Merchant or Government-Merchant, except in the event such Merchant Loss was caused by the fraud or misconduct of BPPR.

“Merchant Program” means the package of Merchant acquiring services provided by EVERTEC or BPPR, in each case, to any Person enabling such Person to make sales to Cardholders and permitting such Person to present Sales Records to EVERTEC or BPPR for payment and processing of debit and credit card transactions, together with the services and functionalities provided by EVERTEC and its Affiliates as part of the P2B Program, including (i) transaction authorization, (ii) transaction settlement, (iii) customer authorization, (iv) gift card services, (v) POS terminal equipment and other electronic POS, (vi) Merchant and Government-Merchant application underwriting, (vii) Merchant and Government-Merchant customer service, (viii) chargeback processing, (ix) risk management, and (x) data or other processing services and related services.

“Merchant Program Procedures” means the procedures set forth in Exhibit H, as such procedures may be amended from time to time by EVERTEC; provided, that, such procedures may not be amended without BPPR’s prior written consent if such amendments would conflict with this Agreement or would affect BPPR’s rights and obligations under the Merchant Agreements or Government-Merchant Agreements or otherwise would be reasonably likely to have an adverse effect on BPPR (whether economic or otherwise) unless such amendments are necessary to comply with applicable Legal Requirements; provided, that the procedures shall conform with the Rules, applicable Legal Requirements and Industry Standards; provided, further, that the Rules shall govern in the event of any conflict with such procedures.

“Merchant Reserve Account” has the meaning set forth in Section 2.12.

“Merchant Services” means products and services of the type that EVERTEC provides to Merchants and Government-Merchants pursuant to the Merchant Program.

“Merchant Transaction Processing Fees” means the fees charged by EVERTEC to a Merchant (or, in the case of Government-Merchants, the fees charged by BPPR) (i) for processing Sales Records and Merchant Chargebacks, (ii) for supplying card authorization services, monthly statements, equipment and other supplies and services as identified in or authorized under the Merchant Application, Merchant Agreement (or, in the case of Government-Merchants, under the Government-Merchant Agreement) or any other ancillary materials and/or (iii) for otherwise participating in the Merchant Program.

“MSA” means the Amended and Restated Master Service Agreement, dated as of the date hereof, among Popular, BPPR, and EVERTEC.

“Network Assessment Fees” means fees charged by the Associations (net of any rebates) for the merchant acquiring processing sales volume or transactions, as described in the Associations rules and in the detailed Associations’ invoices; provided, that ATH Network fees shall be counted as Network Assessment Fees for purposes of calculating MAB Adjusted Revenue and P2B Adjusted Revenue solely if such fees are equally assessed with respect to all acquirers of ATH Network transactions and only to the extent such fees do not exceed the lower of the Network Assessment Fees imposed by Visa and MasterCard for comparable transactions.  These fees may be charged daily, weekly, monthly and/or quarterly.

“Non-breaching Party” has the meaning set forth in the definition of “Material Breach”.

“Non-Renewal Notice” has the meaning set forth in Section 9.1(a).

“Notice of Dispute” has the meaning set forth in Section 11.6(c).

“NPPI” means non-public personally identifiable information received by EVERTEC in connection with the performance of EVERTEC’s obligations pursuant to this Agreement (a) from which an individual may be identified (whether from the information itself or by combining the information with information from other sources), (b) concerning an individual that would be considered “nonpublic personal information” within the meaning of Title V of the Gramm-Leach Bliley Act of 1999 and the regulations promulgated thereunder, (c) concerning an individual that would be considered “nonpublic personal information” within the meaning of 16 C.F.R. § 313.3(n) or (d) regarding BPPR’s past, present or prospective customers, claimants, beneficiaries, employees or agents, including (i) any individual’s name, business or home address, e-mail address, computer IP address, telephone number, social security number, passport number or other identification number issued by a Governmental Authority, (ii) the fact that an individual has a relationship with BPPR or any of its Affiliates, (iii) any information regarding an individual’s bank accounts, securities accounts and other similar accounts, (iv) any information regarding an individual’s transaction records, credit history, income and other financial information, medical or health-related information, medical history or treatment, or application, loan or claim information, (v) any sensitive information, including non-public information regarding an individual’s human race, religion, family status, legal domicile, medical history or treatment, or criminal record, (vi) any information regarding the ability to repay indebtedness, and (vii) any other information of or relating to an individual that is protected from unauthorized disclosure by applicable privacy laws.

“Operating Account” means a deposit account maintained at BPPR and owned by EVERTEC for the purpose of debiting and crediting Merchant DDAs with respect to amounts due and payable to EVERTEC under the Merchant Agreements and to facilitate certain other transfers of monies provided for in this Agreement.

“Original Paper” means the Merchant’s or Government-Merchant’s copy of a Sales Record or Credit Record transcribed in writing on a paper form, or recorded in a digital form.

“P2B Adjusted Revenue” means, with respect to any period, gross revenue derived by EVERTEC or its Affiliates from the P2B Program (for the avoidance of doubt, including revenue attributable to fees charged to P2B Program participants that are of the type described in the definition of “Merchant Transaction Processing Fees”) (“P2B Gross Revenue”), less the following items, in each case, to the extent such items are charged with respect to P2B Program participants (to the extent related to their activities that generate P2B Gross Revenue) or transactions that generate P2B Gross Revenue (and without duplication of any items deducted from the calculation of MAB Adjusted Revenue): (1) Interchange Fees, (2) Network Assessment Fees, (3) Processing Fees, (4) Partnership Program Fees, (5) ATH Movil Business Help-Desk Costs, (6) ACH settlement fees, (7) P2B Losses and (8) P2B Special Support (provided, that (i) items (4), (6) and (7) shall be deducted solely to the extent any such amount is actually paid by EVERTEC or its Affiliates to a third party and not subsequently recovered or otherwise subject to reimbursement or offset in favor of EVERTEC or its Affiliates and (ii) item (2) (except in the case of ATH Network fees, which shall be deducted from P2B Gross Revenue to the extent specified in the definition of “Network Assessment Fees”) shall be deducted solely to the extent any such amount is actually paid by EVERTEC or its Affiliates to a third party Association and not subsequently recovered or otherwise subject to reimbursement or offset in favor of EVERTEC or its Affiliates); provided, that each of items (1) through (7) shall be deducted solely to the extent consistent with the calculation methodology and components of such item as set forth on Exhibit E.

“P2B Gross Revenue” has the meaning set forth in the definition of “P2B Adjusted Revenue”.

“P2B Loss(es)” means any loss or extraordinary expense (including reasonable legal fees related to such loss or extraordinary expense) for any reason attributable to a P2B user under the P2B Program, including any loss due to a chargebacks, uncollectible Processing Fees (provided, that for purposes of calculating P2B Adjusted Revenue, BPPR shall be entitled to a true-up to the extent that any amounts that are initially deemed uncollectible are subsequently collected by EVERTEC and/or the rights of collection are transferred for value by EVERTEC to a third party), P2B business failure or any fraudulent or illegal, or allegedly fraudulent or illegal, practice of such P2B user, except in the event such P2B Loss was caused by the fraud or misconduct of BPPR.

“P2B Program” means the person-to-business card payment or card processing transaction functionalities or services provided by EVERTEC or its Affiliates to any Person that has a deposit account with BPPR and uses such account to subscribe to such functionality or service and make deposits relating to such functionality or service.

“P2B Revenue Sharing” has the meaning set forth in Section 6.4(c).

“P2B Special Support” means the non-recurring, reasonable out-of-pocket expenses incurred by EVERTEC in order to provide extraordinary support, outside the ordinary course of business, for a new P2B functionality launched for BPPR customers, but only to the extent such expenses are consistent with past practice and such support is specifically notified to BPPR  and BPPR is provided with reasonable opportunity to review any such expenses proposed to be incurred by EVERTEC; provided, that during each calendar year, if EVERTEC has incurred $250,000 of P2B Special Support expenses, any additional P2B Special Support expenses during that calendar year will require BPPR’s prior written consent.

“Partnership Program” means a program between EVERTEC and a third party (typically an independent software vendor, value-added reseller or third-party processor) pursuant to which EVERTEC would pay fees or financial incentives to such partner for ensuring a Merchant or a P2B user processes its transactions with EVERTEC.

“Partnership Program Fees” means commercially reasonable fees, in line with Industry Standards, that are paid by EVERTEC to a third party in connection with the Partnership Programs, but solely to the extent that such fees serve to compensate such third party for their contributions to the Merchant Program or the P2B Program, as applicable; provided, that, no fees shall be included in the definition of Partnership Program Fees if such third party receives any payments from Merchants that are shared with EVERTEC or otherwise provides EVERTEC with any service, product or other benefit that does not directly support the Merchant Program or the P2B Program (unless such service, product or other benefit is charged to EVERTEC, separately from the Partnership Program Fees, on arm’s length, market terms).

“Payment Card Industry Data Security Standards” or “PCI DSS” means the set of comprehensive requirements for enhancing payment account data security developed by the founding payment brands of the PCI Security Standards Council, as may be amended from time to time.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority or any department, agency or political subdivision thereof.

“Personnel” means the employees, Subcontractors or other agents of a party.

“PIN” means a personal identification number and the security regulations associated therewith that is assigned by or on behalf of certain Associations to Cardholders to enhance the security of Transactions.

“Popular” means Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico.

“Popular Covered Persons” has the meaning set forth in Section 9.5(a).

“Popular Trademarks” has the meaning set forth in Section 10.1(a).

“POS” means point-of-sale.

“POS Terminal Expenses” means the expenses incurred by the Merchant Acquiring Business to be able to provide POS terminals to Merchants and Government-Merchants, to the extent included within the following categories: “Rent” (i.e., POS rental cost, POS delivery, and communication costs); “Help Desk” (i.e., POS service desk expenses); and “Daily Servicing” (i.e., installation and training expenses, repair of POS terminals, replacement of unreturned POS terminals and other related costs).  POS Terminal Expenses will be charged on a monthly basis, based on the balance of POS terminals determined as of the end of the month, at per-terminal rates in accordance with the table set forth on Schedule 1.1.  In the event that EVERTEC introduces any new type of POS terminal that is not reflected in the table below, EVERTEC shall establish reasonable per-terminal pricing, provided, that any such pricing shall be (i) reasonably based upon the per-terminal costs actually incurred by EVERTEC’S POS Processing/ATH Network division in order to provide such POS terminal and (ii) calculated in a manner reasonably consistent with the per-terminal pricing as reflected in the table below.  POS Terminal Expenses may be paid by MAB to EVERTEC’S POS Processing/ATH Network division or to third parties which provides such services.

“Prior ISO Agreement” has the meaning set forth in the Recitals.

“Processing Fees” means the fees incurred by the Merchant Acquiring Business or the P2B Program, as applicable, on each attempt to authorize a credit or debit card transaction or other similar transaction type whether paid to EVERTEC’s POS Processing Division or to a third party.  For purposes of calculating MAB Adjusted Revenue and P2B Adjusted Revenue, any such Processing Fees, if paid to EVERTEC’s POS Processing Division, shall not exceed $0.06 for switch fees and $0.00125 for risk monitoring fees (in each case, on a per–transaction basis); provided that such maximum amounts may be increased annually on October 1, with prior notice to BPPR and such supporting documentation as BPPR may reasonably request, to reflect annual increases in CPI, but solely to the extent such annual increase does not exceed two and one half percent (2.5%).

“Products” means goods or services sold or rendered by any Person.

“Project IP” has the meaning set forth in Exhibit G.

“Receiving Party” has the meaning set forth in Section 5.1(a).

“Region” has the meaning set forth in Section 2.16.

“Released Parties” has the meaning set forth in Section 11.12.

“Releasing Parties” has the meaning set forth in Section 11.12.

“Renewal Term” has the meaning set forth in Section 9.1(a).

“Representative” means, with respect to a particular Person, any director, officer, partner, member, employee, agent, subcontractor, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Requirements” has the meaning set forth in Section 5.9(a)(i).

“Resolution Forum” has the meaning set forth in Section 11.6(c).

“Retrieval” means the production of the original, or an acceptable facsimile of, a Sales Record, Credit Record or other supporting documentation by the Merchant or Government-Merchant at the request of BPPR or an Issuing Member.

“Retrieval Request” means a written or electronic request by an Issuing Member to BPPR and/or EVERTEC, in the manner permitted by the corresponding Association, for the Retrieval of a Sales Record or Credit Record, either in the form of microfilm, Original Paper, Electronic Record or facsimile previously delivered in Electronic Record form to EVERTEC.

“Rules” means, as applicable, the written rules and regulations, system manuals and procedures and service levels, standards and requirements issued by an Association, and any interpretations thereof by such Association, as the same may be amended from time to time.

“Sales Records” means all documents, or the Electronic Record of such documents, used to evidence transactions effected through the use of Cards.

“Settlement Account” means a deposit account owned by BPPR and established at BPPR or any other bank selected by BPPR to receive the net funds wired daily by the respective Associations in payment for Sales Records entered into their respective settlement networks offset by Association Dues, Assessments, Interchange Fees, Merchant Chargebacks and other amounts pursuant to the Rules.

“Solvent” with regard to any Person, means that (i) the sum of the assets of such Person, both at a fair valuation and at a present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (ii) such Person has sufficient capital with which to conduct its business; and (iii) such Person has not incurred debts beyond its ability to pay such debts as they mature.  For purposes of this definition, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“SRO” means any domestic or foreign securities, broker-dealer, investment adviser or insurance industry self-regulatory organization.

“Subcontractor” has the meaning set forth in Section 2.14(a).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power or equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person, or (c) one or more Subsidiaries of such Person.

“System” means any hardware, software, technology, applications, network infrastructure and/or combination thereof used to provide or use the services under this Agreement.

“Trademark” means any trademark, service mark, Internet domain name, trade dress, trade, corporate or business name, whether or not registered, and all applications and registrations for the foregoing in the U.S. Patent and Trademark Office, the Puerto Rico Department of State, or any applicable domestic or foreign Governmental Authority, including all renewals and extensions of same, and all goodwill associated therewith and symbolized thereby.

“Transaction” means the consummation of a sale of Products or the initiation of a credit to a Cardholder by a Merchant or a Government-Merchant or any other Person by means of a Sales Record or Credit Record.

“Transfer” means any direct or indirect sale, assignment, transfer, conveyance, gift, bequest by will or under intestacy laws, pledge, hypothecation or other Encumbrance, or any other disposition, of the stated security (or any interest therein or right thereto, including the issuance of any total return swap or other derivative whose economic value is primarily based upon the value of the stated security) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the stated security (or any interest therein) whatsoever, or any other transfer of beneficial ownership of the stated security, with or without consideration and whether voluntarily or involuntarily (including by operation of law).

“Transmittal” means the process whereby Sales Records and Credit Records are electronically transferred in the form of Electronic Records.

“U.S. Mainland Merchants” has the meaning set forth in Section 3.1(b).

“VISA” has the meaning set forth in the Recitals.

Section 1.2          Interpretational Provisions.

(a)       Exhibits and Schedules referenced in this Agreement are deemed to be incorporated herein by reference, in each case as such Exhibits and Schedules may be amended from time to time in accordance with the provisions contained herein.

(b)         In the event of a conflict between the general terms and conditions of this Agreement and the terms of any Exhibit or Schedule hereto, then the terms of the Schedules and Exhibits will prevail and control the interpretation of the Agreement with respect to the subject matter of the applicable Exhibits and/or Schedules.

(c)       Subject to Section 7.1(a), in the event of any conflict or inconsistency between this Agreement and any other document referenced herein, regarding the interpretation of the terms of this Agreement, this Agreement together with its Exhibits and Schedules will prevail and control.

(d)        Wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

(e)        The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)          The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(g)          The terms “dollars” and “$” mean U.S. Dollars.

(h)          The term “parties” means the parties to this Agreement, except where the context denotes otherwise.

(i)          References herein to the Preamble or the Recitals, or a specific Article, Section, Schedule or Exhibit shall refer, respectively, to the Preamble or the Recitals or to Articles, Sections, Schedules or Exhibits of this Agreement.

ARTICLE II
EVERTEC RESPONSIBILITIES

Section 2.1          EVERTEC Responsibilities – General.

(a)          ISO Registration.  EVERTEC shall register or maintain its registration with, and shall obtain such approvals from and file such forms with, each of the Associations as may be required under such Association’s Rules in order to provide the Merchant Services hereunder as an ISO for BPPR as Acquiring Member.

(b)          Marketing Activities.  EVERTEC shall market the Merchant Program consistent with Industry Standards, including, by:

(i)          marketing the Merchant Program to potential Merchants and encouraging them to become Merchants;

(ii)        (A) assisting potential Merchants in completing all documents required by BPPR to apply to the Merchant Program in accordance with the Merchant Application Approval Policy and (B) forwarding to BPPR, in electronic format, any Merchant Application that is received by EVERTEC and reasonably requested by BPPR, as promptly as reasonably practicable;

(iii)      producing and paying for the materials used by EVERTEC in marketing the Merchant Program, which materials will comply in all material respects with the Rules and shall be approved in advance of their use by BPPR, in BPPR’s reasonable discretion; and

(iv)        monitoring and supervising the performance of its Personnel and marketing Representatives involved in the Merchant Program to ensure compliance with Merchant Program Procedures, the Merchant Application Approval Policy and all applicable Rules.

(c)          Equipment and Materials.

(i)          EVERTEC will sell or make arrangements for the sale to, or the finance, lease or rental by Merchants of all POS and other terminals and equipment necessary for each Merchant (and will assist BPPR in making such arrangements with Government-Merchants) to participate in the Merchant Program.  EVERTEC will install and, if requested by the Merchant (or if requested by the Government-Merchant to BPPR), maintain the terminals and equipment at no expense to BPPR.  Neither EVERTEC nor any Merchant (nor any Government-Merchant) will be required to purchase terminals and equipment from BPPR.  EVERTEC may, at its option, provide the services set forth in this Section 2.1(c)(i) itself or through one or more Subcontractors (subject to the provisions of Section 2.14).

(ii)        EVERTEC will (A) provide Merchants with training materials and will use reasonable efforts to train Merchants to operate the terminals and equipment to enable Merchants to fulfill their obligations under the Merchant Program, and (B) assist BPPR in providing such materials and trainings to Government-Merchants.

(iii)       As between BPPR and EVERTEC, EVERTEC will be responsible for the distribution, delivery and expense of all supplies reasonably necessary for the Merchants and Government-Merchants to perform their duties under the Merchant Program, including Sales Records, Transmittals, deposit envelopes, printer paper and ribbons.

(iv)        EVERTEC will use commercially reasonable efforts to enhance the general functionality and technology of POS and other terminals and equipment used by Merchants and potential Merchants to participate in the Merchant Program and otherwise maintain the competitiveness of the offering of products and services.

(d)          Merchant Accounts.

(i)          EVERTEC will input such data for each approved Merchant (and assist BPPR in managing the corresponding data for the Government-Merchants) into the applicable database(s) as is necessary for such Merchant or Government-Merchant to participate in the Merchant Program.  EVERTEC will maintain the data files in a manner reasonably designed to assure that all Merchant and Government-Merchant charges are input promptly.

(ii)        EVERTEC will input all necessary new account information into EVERTEC’s information system in a manner reasonably designed to render all exception reports turned on and available.

(iii)       EVERTEC will monitor all Transactions daily in accordance with the Rules and applicable Legal Requirements to attempt to minimize Merchant Losses and upon BPPR’s request shall provide BPPR with summary reports thereof in a form reasonably agreed between BPPR and EVERTEC.  In furtherance of the foregoing and to the extent consistent with applicable Legal Requirements and expressly permitted under the agreement(s) with the specific Merchant, EVERTEC will be permitted to access information regarding the relevant Merchant DDAs through an interface developed by EVERTEC and implemented with BPPR’s prior approval, not to be unreasonably withheld.  If such interface cannot be developed on commercially reasonable terms, then the parties will in good faith discuss and seek to agree on an alternate method for BPPR to provide EVERTEC with such information regarding the relevant Merchant DDAs.  EVERTEC shall bear all expenses arising out of the development, implementation and use of such interface (or other means of providing EVERTEC with access to such information, if applicable) and shall hold BPPR and its Affiliates harmless from any losses, charges, damages, liabilities, penalties, increased taxes (excluding taxes based on BPPR’s net income), costs, fees, or expenses, including court costs and reasonable attorneys’ fees, resulting from EVERTEC’s violation of BPPR’s terms of access to such interface, or negligence, fraud or willful misconduct in connection with such access.  The DDAs for Government-Merchants shall be monitored by BPPR.

(e)         EVERTEC will (i) respond to inquiries from Merchants concerning the Merchant Program in a manner consistent with Industry Standards, and (ii) direct to, and coordinate with BPPR in addressing, any inquiries from Government-Merchants.

(f)          Merchant Services.  EVERTEC, at its expense and at all times in a manner reasonably acceptable to BPPR and otherwise in a manner consistent with Industry Standards, will provide all necessary functions for the Merchant Program through qualified industry vendors (subject to the provisions of Section 2.14) or, at its discretion, will provide and develop internally any necessary systems and capabilities, consistent with Industry Standards, including:

(i)          maintaining electronic authorization and draft capture applications and network;

(ii)         maintaining an Authorization Center for voice authorization, referrals and Merchant instructions;

(iii)        maintaining Merchant accounting and clearing systems;

(iv)        creating and transmitting to BPPR daily ACH Files for Merchant payments;

(v)         rendering monthly Merchant statements;

(vi)        processing Merchant Chargebacks and Retrieval Requests in accordance with the Rules;

(vii)       providing customer service to Merchants;

(viii)     facilitating BPPR’s review of any forms of Merchant Agreements, Electronic Records, Original Paper, Sales Records, Credit Records, and Merchant Applications used in connection with the Merchant Acquiring Business; provided, that BPPR’s prior approval of such forms shall be required to the extent that any such proposed form would conflict with this Agreement, would affect BPPR’s rights and obligations under the Merchant Agreements or Government-Merchant Agreements or would be reasonably likely to have an adverse effect on BPPR (whether economic or otherwise);

(ix)      if requested, supplying Merchants and potential Merchants with forms of Merchant Agreements, Electronic Records, Original Paper, Sales Records, Credit Records, and Merchant Applications, in each case, for the purpose of facilitating their application to or continued participation in the Merchant Program;

(x)         assisting BPPR in performing the services listed in (i) through (ix) above for Government-Merchants; and

(xi)        providing BPPR with copies of all reports with respect to EVERTEC’s obligations under this Agreement reasonably necessary for BPPR to fulfill its obligations hereunder.

(g)       EVERTEC will, in a manner consistent with Industry Standards, promptly resolve rejected Transactions identified by EVERTEC, including rejected Transactions funded to the Merchant (“edit rejects”) and rejected Transactions not funded to the Merchant (“Transmittal rejects”).  If necessary, EVERTEC will use commercially reasonable efforts to recover funds directly from the Merchants for all rejected Transactions that are not curable.  BPPR will, in a manner consistent with its past practices, promptly resolve rejected Transactions of Government-Merchants, including edit rejects and Transmittal rejects.  If necessary, BPPR will use commercially reasonable efforts to recover funds directly from the Government-Merchants for all rejected Transactions of such Government-Merchants that are not curable.  Notwithstanding anything to the contrary herein, BPPR shall have the right to reject any Transactions, Merchant Chargebacks or Merchant Transaction Processing Fees (i) due to insufficiency of funds in a Merchant’s account or on the basis that the Transaction is unauthorized, anomalous or erroneous, (ii) if the Transaction fails or would fail to comply with the Rules or (iii) EVERTEC has failed to comply with its obligations under this Agreement with respect to such Transaction.  For the avoidance of doubt, EVERTEC shall not purposely take any action to overdraft any Merchant accounts or take any actions to facilitate an overdraft through BPPR’s or EVERTEC’s system as a result of any uncollectible Transactions, Merchant Chargebacks or Merchant Transaction Processing Fees.

(h)        EVERTEC will, in a manner consistent with Industry Standards, promptly identify the reason(s) for any ACH credit or debit being rejected, correct system data as necessary and, thereafter, either credit the Merchant (or remit to BPPR for credit to the Government-Merchant) for the funds through an ACH Transaction or pursue all commercially reasonable efforts to collect the funds due from the Merchant (or assist BPPR to collect the funds due from the Government-Merchant), as appropriate.  EVERTEC hereby represents and warrants that it is now, and covenants that it shall remain during the Initial Term and any Renewal Term, compliant with the Rules, including the Payment Card Industry Data Security Standards.

(i)          EVERTEC will be responsible for “front line” customer claim receipt services.

(j)        Roadmap.  EVERTEC will deliver to BPPR, at least annually, a written report (and if requested by BPPR, conduct an annual review and discussion with BPPR of EVERTEC’s planned roadmap) setting forth (A) the steps EVERTEC has taken during the preceding year to keep the Merchant Acquiring Business current with enhancements, trends and advancements in the financial services sector in which BPPR operates, (B) an analysis of market trends and competitive offerings, (C) a schedule of all services and products offered or provided through the Merchant Acquiring Business and, where applicable, a description, including proposed timelines, of EVERTEC’s future planned advancements with respect to each such service or product, including with respect to fraud enhancements and related services and (D) such other information as the parties may agree upon from time to time.

Section 2.2          Merchant Transaction and Fee Settlement.

(a)       All settlement funds with respect to Merchant Transaction Processing Fees and Association Dues shall be processed through the Operating Account.

(b)      As between BPPR and EVERTEC, EVERTEC shall be responsible for collecting from Merchants all fees, fines and charges relating to Transactions or the Merchant’s acceptance of Cards in payment for Products; provided, that with respect to the Government-Merchant Agreements, BPPR shall be responsible for collecting all fees and other payments payable to BPPR under the Government-Merchant Agreements, unless otherwise agreed by the parties.

Section 2.3        Merchant Chargeback Responsibilities.  EVERTEC will, in a manner consistent with Industry Standards, respond to an Issuing Member’s request for information in accordance with the Rules in the event a Merchant or Issuing Member initiates a Merchant Chargeback, and shall assist BPPR in responding to an Issuing Member’s request for information in accordance with the Rules in the event a Government-Merchant initiates a Merchant Chargeback.

Section 2.4         Merchant Acquiring Improvement Team.  Exhibit G sets forth certain undertakings of the parties with respect to the establishment and operation of the Merchant Acquiring Improvement Team (as that term is defined in Exhibit G) and other agreements relating thereto.

Section 2.5          Merchant Agreements.

(a)         EVERTEC shall contract with potential Merchants accepted for participation in the Merchant Program using the form of Merchant Agreement set forth on Exhibit I; provided, that Exhibit I may be amended or updated from time to time by EVERTEC; provided, further, that EVERTEC shall have the exclusive authority to establish fees and charges applicable to each Merchant for such participation subject to applicable Legal Requirements and the Rules; provided, further, that EVERTEC must obtain BPPR’s prior written consent for changes to Exhibit I that would conflict with this Agreement or would affect BPPR’s rights and obligations under the Merchant Agreements or Government-Merchant Agreements or would be reasonably likely to have an adverse effect on BPPR (whether economic or otherwise), unless such amendments are necessary to comply with applicable Legal Requirements.  To the extent that any outstanding Merchant Agreement or Government-Merchant Agreement contains terms that would reasonably be expected to frustrate the performance of a party’s obligations under this Agreement or enjoyment of a party’s rights under this Agreement, EVERTEC shall cause such Merchant Agreement or Government-Merchant Agreement to be amended promptly following the Effective Date so as to eliminate such term or terms.  EVERTEC shall be the sole owner of all economic rights and benefits of, under and relating to Merchant Agreements (and to the amounts payable to EVERTEC by BPPR, subject to and as provided in Section 6.3(b) with respect to Government-Merchant Agreements); provided, that this sentence shall not limit BPPR’s right to indemnity under the terms of each such Merchant Agreement (if any) or other rights of BPPR expressly set forth in this Agreement (including, for the avoidance of doubt, the revenue sharing compensation fee provided in Section 6.4 and the security interests referred to in Section 2.13); provided, further, that EVERTEC shall not have the right to sell, assign, transfer or encumber such rights without the prior written consent of BPPR, which consent may be granted or denied at BPPR’s sole discretion, except that this sentence shall not limit the ability to enter into and comply with the terms of customary financing arrangements with a maximum term that expires no later than December 31, 2034, and EVERTEC may, encumber or assign its rights (including, for the avoidance of doubt, any of its economic rights) and benefits of, under and relating to Merchant Agreements in connection with such financing arrangements and in order to grant a security interest or to accomplish a financing strategy so long as such financing agreements by their terms do not limit EVERTEC’s ability to comply with any provision of this Agreement; provided, further, that that this Agreement shall not limit any encumbrance or assignment arising under or in connection with the Existing Credit Agreement, as amended or modified from time to time pursuant to its terms or any other secured financing arrangement (other than a securitization) that by its terms does not limit EVERTEC’s ability to comply with any provision of this Agreement, so long as any such encumbrance of a Merchant Agreement expires by its terms by no later than December 31, 2034; provided, further, that, in the event BPPR requests that EVERTEC provide the Merchant Services at reduced fees or charges to certain Merchants designated by BPPR (the “Designated Merchants”), then BPPR shall pay EVERTEC on a monthly basis the difference between (x) EVERTEC’s standard fees and charges and (y) the reduced fees and charges mutually agreed to by the parties hereto for the Merchant Services provided to such Designated Merchants.

(b)          EVERTEC shall follow the normal and customary underwriting and approval processes to evaluate potential Merchants for Merchant Services in accordance with the Merchant Application Approval Policy and all applicable Rules.  EVERTEC will not enter into a Merchant Agreement with any potential Merchant that does not, in EVERTEC’s reasonable judgment, meet the standards set forth in the Merchant Application Approval Policy without the prior written consent of BPPR; provided, that all Merchants party to a Merchant Agreement and all Government-Merchants party to a Government-Merchant Agreement shall be deemed to satisfy the Merchant Application Approval Policy.

(c)          The Merchant Application Approval Policy may be amended from time to time as follows:

(i)        EVERTEC may amend the Merchant Application Approval Policy in a manner consistent with Industry Standards and with commercially reasonable underwriting and approval standards; provided, that any such amendment not be effective in connection with the Merchant Program without BPPR’s prior written consent if the amendment would (i) reasonably be expected to result in the approval of applications by potential Merchants who are or would be “Prohibited or Restricted Merchants” (as defined in the Merchant Application Approval Policy then in effect), (ii) modify the underwriting policies and procedures and requirements applicable to applications by potential Merchants who are or would be “High Risk Merchants” (as defined in the Merchant Application Approval Policy then in effect), (iii) increase the risk of a potential Merchant that is or would be a “High Risk Merchant” or “Prohibited or Restricted Merchant” erroneously not being identified as such, or (iv) conflict with this Agreement, affect BPPR’s rights and obligations under the Merchant Agreements or Government-Merchant Agreements and/or be reasonably likely to have an adverse effect on BPPR (whether economic or otherwise); provided that BPPR’s consent shall not be required to the extent an amendment is necessary to comply with the Rules or applicable Legal Requirements.  Notwithstanding anything to the contrary herein, in no event shall BPPR be required to open or maintain an account for, or accept any Transaction from, any Merchant or potential Merchant that (i) is or would be a “Prohibited or Restricted Merchant” (as defined in the Merchant Application Approval Policy then in effect) or (ii) is or would be a “High Risk Merchant” but has not been approved in accordance with all applicable underwriting requirements (as set forth in the Merchant Application Approval Policy then in effect).

(ii)        BPPR may provide to EVERTEC a categorization or identification of, and description of BPPR’s policies and procedures with respect to, “High-Risk Merchants” and “Prohibited or Restricted Merchants”, which EVERTEC agrees it must abide by notwithstanding anything to the contrary in its Merchant Application Approval Policy.

(iii)       EVERTEC agrees to review periodically with BPPR the Merchant Application Approval Policy in order to eliminate changes that might unnecessarily result in a reduction of the economic benefits EVERTEC and BPPR reasonably should expect to achieve under this Agreement.

(d)         Each party may terminate any Merchant Agreement in accordance with the terms thereof.  Parties shall notify each other in any case where such party reasonably suspects fraud, security breaches or a default by any Merchant, subject to any applicable restrictions under applicable Legal Requirements.

Section 2.6          Telecommunications Links.  EVERTEC will be responsible for arranging for and overseeing the installation and maintenance of a direct communications link between EVERTEC and each Merchant (and, if applicable, between BPPR and a Government-Merchant) and, as between BPPR and EVERTEC, EVERTEC will assume all costs associated therewith.

Section 2.7          Reports to BPPR.  Without limitation of any other information rights that BPPR may have under this Agreement or otherwise, including BPPR’s audit rights under Section 6.5, EVERTEC will provide BPPR, upon BPPR’s written request, at a time, frequency and place reasonably agreed to between the parties, with: (i) reports of a type, scope and level of detail that are consistent in all material respects with past practice; (ii) any incremental reports that BPPR may reasonably request from time to time, in each case for the purpose of providing BPPR with visibility of, and the ability to conduct monitoring or audits with respect to potential fraud, compliance with anticorruption and anti-money laundering laws, and/or service levels to Merchants; and (iii) a report, delivered not less than annually and with the first such report delivered by no later than thirty (30) days after the date hereof, listing (i) each Merchant’s share of aggregate Merchant Transaction Processing Fees and (ii) a profitability report with respect to each Merchant relationship and, and to the extent not set forth in the profitability report, an estimated allocation of each component of MAB Adjusted Revenue to each Merchant over the last twelve (12) months, together with such supporting information as BPPR may reasonably request.

Section 2.8          Notices; Legal Proceedings.  EVERTEC will give BPPR prompt written notice whenever:

(i)         EVERTEC receives notice from any Governmental Authority of any alleged non-compliance by EVERTEC or any of its Representatives with any Legal Requirements applicable to the Merchant Program;

(ii)       the Internal Revenue Service or any other taxing authority alleges any default by EVERTEC in the payment of any material taxes or threatens to make a material assessment against EVERTEC relating to the Merchant Program; or

(iii)       any litigation or proceeding relating to the Merchant Program is brought against EVERTEC or BPPR or names EVERTEC or BPPR as a party.

Section 2.9          [Omitted].

Section 2.10        FFIEC/PCI Compliance. EVERTEC will remain in compliance with PCI DSS and applicable guidelines of the FFIEC during the term of this Agreement and shall provide BPPR with EVERTEC’s PCI DSS certification annually.  EVERTEC will bear any costs, penalties or damages arising from any noncompliance with PCI DSS and applicable guidelines of the FFIEC.  EVERTEC will provide prompt notice to BPPR upon becoming aware of any data breach or other similar compromise of data security or control of any Merchant that exposes or would be reasonably expected to expose such Merchant’s sensitive data (such as tax identification numbers, bank account numbers and passwords) and could otherwise lead to an account takeover or fraud losses.

Section 2.11       Hold Account.  EVERTEC shall open and maintain a non-interest-bearing deposit account at BPPR for diversion of Merchant funds in suspected cases of fraudulent Transactions or serious violation(s) of applicable Rules by such Merchant (the “Hold Account”).  EVERTEC will monitor daily Merchant activity and if, in its sole judgment, certain Merchants or certain Transactions are likely fraudulent or otherwise not in compliance with applicable Rules, EVERTEC will cause such Merchant funds to be deposited into the Hold Account.  If EVERTEC cannot cause such Merchant funds to be deposited into the Hold Account, EVERTEC will immediately notify BPPR of such activity.  Subject to BPPR’s receipt of such notification and any reasonably requested supporting documentation, BPPR will promptly execute a hold on such Merchant’s DDA and BPPR will transfer the Merchant funds from the Merchant’s DDA to the Hold Account, in each case, subject to the terms and conditions of the applicable agreement(s) with the Merchant; provided, for the avoidance of doubt, that BPPR will have no obligation to transfer any funds to the Hold Account in the absence of a specific instruction by EVERTEC to do so.  EVERTEC will thereupon promptly investigate each such suspicious incident and promptly notify BPPR of the result of each such investigation. EVERTEC will, on a monthly basis, notify BPPR of all cumulative Merchant Losses so discovered and verified.  EVERTEC shall transfer an equivalent amount of funds from the Hold Account or any Merchant Reserve Account to the Operating Account and shall reasonably promptly provide BPPR with a written report reconciling the balance of the Hold Account with the amount of such Merchant Losses. If in any case EVERTEC’s investigation determines that no violation of applicable Rules and no Merchant Losses have occurred, EVERTEC will promptly release to the Merchant’s DDAs any funds transferred to the Hold Account on the basis of the suspected violation to the Merchant’s DDA.  EVERTEC shall have full access to the Hold Account and shall have the ability to withdraw funds therefrom for the purpose of releasing funds to Merchant DDAs in accordance with this Section 2.11.

Section 2.12        Merchant Reserve Account.  EVERTEC may require, as a term of each Merchant Agreement, that a Merchant provide funds to a deposit account, which in all cases must be maintained at BPPR, for the deposit of funds received from Merchants pursuant to their respective Merchant Agreements as collateral against losses (i.e., reserves) (the “Merchant Reserve Account”).  Funds received from multiple Merchants may be deposited and commingled within a single Merchant Reserve Account solely to the extent permitted by the relevant Merchant Agreements.  EVERTEC shall maintain and implement Industry Standard controls with respect to any commingling of funds received from multiple Merchants, including by ensuring that the Merchant Reserve Account is adequately funded and controlling the disbursements of funds to Merchants.  The parties agree that all right, title and interest with respect to the Merchant Reserve Account(s) shall be owned by EVERTEC, subject to such rights relative to repayment of certain amounts held in the Merchant Reserve Account(s) as are granted, if any, pursuant to the terms of the relevant Merchant Agreement, and subject to BPPR’s right to indemnity under the terms of each such Merchant Agreement (if any) and Section 2.13.  For the avoidance of doubt, the parties hereby agree that EVERTEC shall have full access to any Merchant Reserve Account, including the ability to withdraw funds therefrom.  EVERTEC may require that such funds held as collateral by EVERTEC pursuant to their respective Merchant Agreements can be deposited in the Operating Account or Hold Account.

Section 2.13       Security Interest in Accounts.  In order to secure EVERTEC’s obligations under this Agreement and BPPR’s rights to indemnity and reimbursement pursuant to Section 9.5, and solely for such purposes, EVERTEC hereby grants to BPPR a contractual possessory security interest in, and hereby pledges to BPPR, all of EVERTEC’s right, title and interest, of whatever nature, whether now owned or existing or hereafter created, acquired or arising, in and to (i) the Operating Account, the Hold Account and, to the extent set forth in Section 2.12, above, the Merchant Reserve Account(s), (ii) all funds in and proceeds of such accounts and (iii) all writings evidencing such accounts.  EVERTEC agrees to take all actions as may be reasonably required from time to time to establish and maintain such security interests as set forth hereinabove.  EVERTEC has executed and shall maintain all documents necessary to grant and perfect a security interest in favor of BPPR under Puerto Rico law.

Section 2.14        Subcontractors; Third-Party Vendors.

(a)       EVERTEC agrees that, in the event it outsources, delegates or subcontracts the performance of any part of its obligations pursuant to this Agreement to a separate Affiliate or third-party vendor (a “Subcontractor”), (i) such assignment to a Subcontractor will be in accordance with its most current outsourcing policies and procedures; and (ii) such assignment to a Subcontractor shall comply with the regulatory requirements set forth in the FFIEC’s Outsourcing Technology Services Booklet, dated July 15, 2004, including any amendment, successor or supplementation thereof or other applicable Legal Requirement relating to the outsourcing of services.

(b)         EVERTEC shall monitor its Subcontractors’ performance to ensure such performance is consistent and fully compliant with all the requirements of this Agreement.  EVERTEC acknowledges that it will remain primarily liable and continue to be responsible to BPPR and the Merchants with respect to any Subcontractor to the same extent as if EVERTEC were performing such services itself.  BPPR will not be responsible for the payment of fees and expenses payable to a Subcontractor.

(c)         EVERTEC represents that it has vendor risk management policies and procedures in place that include the exercise of commercially reasonable audit rights with respect to its Subcontractors and vendors.

(d)         EVERTEC will provide BPPR with a list of any Subcontractors that process, store, or transmit BPPR Data, Cardholder information or other NPPI upon request during the term of the Agreement.

Section 2.15        Business Continuity Plan.

(a)         EVERTEC acknowledges that it is responsible for maintaining in effect at all times during the term of this Agreement an appropriate Business Continuity Plan.

(b)          EVERTEC represents, warrants and covenants as follows:

(i)         EVERTEC has, as of the Effective Date, and shall at all times maintain the necessary resources and capabilities to perform its obligations under this Agreement, including during the implementation of its Business Continuity Plan; (ii) EVERTEC has a Business Continuity Plan that addresses the continuation of its obligations under this Agreement in cases of an Event, including the backing up of information and maintaining disaster recovery and contingency plans; (iii) EVERTEC will maintain its Business Continuity Plan in compliance with applicable Legal Requirements; and (iv) EVERTEC shall exercise Best Efforts to resume the affected obligations under this Agreement within the recovery time requested by BPPR.  Any terms and conditions for a particular obligation that the parties desire to include in EVERTEC’s Business Continuity Plan will be agreed to by the parties.

(ii)        EVERTEC will (i) periodically update and test its Business Continuity Plan’s operability; (ii) provide BPPR with a copy of the Business Continuity Plan as of the Effective Date and promptly provide BPPR with updated copies upon any amendment thereof; (iii) implement the Business Continuity Plan upon the occurrence of an Event; and (iv) consult with BPPR regarding services priority during pendency of an Event.

(iii)       Upon BPPR’s reasonable request, EVERTEC shall make available to BPPR one or more Representatives who are knowledgeable about the Business Continuity Plan to respond to questions concerning EVERTEC’s Business Continuity Plan, the manner in which it is tested, the results of any tests and the manner in which it would be implemented in an Event.  In the event that BPPR determines that applicable Legal Requirements necessitate additional disaster recovery services and/or modifications to EVERTEC’s existing Business Continuity Plan, EVERTEC agrees to cooperate with BPPR in assuring that its Business Continuity Plan complies with applicable Legal Requirements with mutually agreeable terms and conditions.

Section 2.16       Merchant Referral.  EVERTEC agrees to refer exclusively to BPPR all Merchants and potential Merchants doing business in Puerto Rico, the U.S. Virgin Islands or the British Virgin Islands (collectively, the “Region”) that inquire about, request, or otherwise evidence an interest, to EVERTEC’s knowledge, in banking services and products.  All such referrals shall be communicated to BPPR by EVERTEC in a reasonably agreed upon manner.  BPPR may provide EVERTEC with promotional and informational materials and supplies relating to BPPR’s banking services and products, at BPPR’s expense.

ARTICLE III
BPPR RESPONSIBILITIES

Section 3.1          BPPR Responsibilities – General.

(a)        BPPR shall provide all commercially reasonable assistance as is requested by EVERTEC to obtain the approvals and file the registrations required by any Association in order for EVERTEC to provide the Merchant Services hereunder as an ISO for BPPR as Acquiring Member.  BPPR shall (i) take all commercially reasonable action necessary to remain an Acquiring Member of the Associations through the Initial Term and any Renewal Term and (ii) maintain the minimum liquidity, assets, capital and earnings required by each Association so as to sponsor EVERTEC in a manner consistent with the Merchant Acquiring Business and in a manner reasonably designed to support the Merchant Acquiring Business during the Initial Term and any Renewal Term, as reasonably agreed by the parties hereto.

(b)         BPPR shall act as the Acquiring Member for Merchant Agreements; provided, that EVERTEC may enter into Merchant Agreements from time to time to provide Merchant Services to Merchants in the United States outside of the Region only to the extent that such Merchants are included by EVERTEC as part of the MAB Adjusted Revenue calculation (“U.S. Mainland Merchants”) and only if such U.S. Mainland Merchants are initially serviced by EVERTEC and BPPR pursuant to a Merchant Agreement entered into with such Merchant with respect to its operations within the Region.  For the avoidance of doubt, any U.S. Mainland Merchants that EVERTEC proposes to onboard to the Merchant Program shall be subject to Merchant Program policies and procedures not less stringent than those applicable to other Merchants, and BPPR shall be entitled to evaluate any such proposal on a case-by-case basis and receive from EVERTEC reasonably requested diligence information regarding the U.S. Mainland Merchant.

(c)          BPPR shall provide (i) all services to the Merchants and Government-Merchants hereunder in accordance with the applicable Rules and (ii) shall continue to provide its functions described in any three-party agreement among BPPR, EVERTEC and any third party, consistent with Industry Standards, including following the normal and customary underwriting and approval processes as reasonably agreed by BPPR and EVERTEC to evaluate potential Merchants for Merchant Services, or customers of any third party under any such agreement, in accordance with the Merchant Application Approval Policy and all applicable Rules.

(d)         BPPR will (i) use commercially reasonable efforts to obtain copies and maintain electronic access for EVERTEC of any Association’s manuals and publications that are available to Acquiring Members that are otherwise not available to EVERTEC, (ii) forward to EVERTEC all material information routinely provided by each Association that is otherwise not available to EVERTEC that would be reasonably necessary or appropriate for EVERTEC’s fulfillment of its obligations under this Agreement, including by using commercially reasonable efforts to ensure EVERTEC has access to reasonable reports from the online systems of such Association related to this Agreement and the obligations set forth herein (but in the case of this clause (ii) solely to the extent permitted under the Rules and applicable Legal Requirements and only if an Association’s reporting system supports the separate reporting of acquirer-side data and issuer-side data).  EVERTEC will reimburse BPPR for all costs reasonably incurred pursuant to this Section 3.1(d), if any.

(e)       BPPR will maintain a Business Continuity Plan as may be required by any applicable Legal Requirements.  BPPR shall be responsible for complying with all Legal Requirements applicable to it related to screening, customer identification and know your customer, including the BSA, the USA PATRIOT Act and the applicable requirements and regulations promulgated and issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the Financial Crimes Enforcement Network.  Each of BPPR and EVERTEC shall use commercially reasonable efforts to monitor Merchants pursuant to such Legal Requirements for ongoing compliance with any anti-money laundering and BSA requirements.

(f)          BPPR will notify EVERTEC as soon as practicable following BPPR’s receipt of written notice from any Association regarding a change in such Association’s Assessments to the extent that information regarding such changes is otherwise not available to EVERTEC.

(g)        BPPR will notify EVERTEC as soon as practicable following BPPR’s receipt of written notice from any Association regarding changes in the basis for calculation of Interchange Fees by such Association to the extent that information regarding such changes is otherwise not available to EVERTEC.

(h)        BPPR is now, and shall remain during the Initial Term and any Renewal Term, compliant with the Rules, including the Payment Card Industry Data Security Standards.

(i)       During the Initial Term and any Renewal Term, (i) BPPR shall use its reasonable Best Efforts to ensure that each Government-Merchant Agreement remains in full force and effect and (ii) BPPR shall not act, or fail to act, in any manner that would give a Government-Merchant under any Government-Merchant Agreement the right to terminate, modify or accelerate such Government-Merchant Agreement.

(j)          Upon the expiration of each Government-Merchant Agreement, BPPR and EVERTEC shall use their respective reasonable Best Efforts to cause the applicable municipality, government agency, public corporation or other governmental entity to enter into a Merchant Agreement with BPPR and EVERTEC.

(k)         BPPR shall, on a monthly basis, account to EVERTEC for all fees, revenue and other payments that are paid to BPPR by Government-Merchants and the amounts that BPPR pays to EVERTEC in connection with the Government-Merchant Agreements pursuant to Section 6.3.  EVERTEC may reasonably request from BPPR workpapers that support the accounting provided to EVERTEC and BPPR shall provide such workpapers within three (3) Business Days of receiving any such request.  Upon its receipt of the workpapers, EVERTEC shall have twenty (20) Business Days to dispute any accounting provided by BPPR and, in the event of a dispute, the parties shall negotiate in good faith to resolve such dispute.  Any dispute, if not settled by the parties, shall be resolved in accordance with the dispute resolution mechanism set forth in Section 9.2(b), except that a dispute solely under this section shall not be considered an Event of Default.  Any amounts owed to EVERTEC upon the resolution of a dispute shall be paid to EVERTEC within three (3) Business Days of such resolution.

(l)          In the event that (i) BPPR terminates a Merchant DDA or (ii) a Merchant or Government-Merchant terminates its Merchant DDA, in each case, for any reason, BPPR shall promptly provide notice to EVERTEC of such termination, so that EVERTEC may, among other things, (i) terminate the applicable Merchant Agreement, (ii) recover any rented POS terminals, (iii) collect any chargebacks, past due fees or early termination fees applicable to the Merchant and (iv) effect final settlement of all Transactions to such Merchant DDA.  Notwithstanding anything to the contrary herein, any such actions by EVERTEC shall be conducted at EVERTEC’s sole cost and expense.

Section 3.2          Merchant Referral and Assistance.

(a)        BPPR agrees to refer exclusively to EVERTEC potential Merchants, including those who express interest in digital card payment acceptance services and any business client that is seeking card acceptance or processing services (including, through ATH Movil Business or any other EVERTEC solution for Merchants that provides Merchants with digital card payment acceptance services) in the Region (including any Government-Merchants) that inquire about, request or otherwise evidence an interest, to BPPR’s knowledge, in Merchant Services or the P2B Program with respect to such business.  All such referrals shall be communicated to EVERTEC by BPPR in a reasonably agreed upon manner.  Each of EVERTEC and BPPR further agree that any prior written or unwritten compensation arrangement(s) in connection with Merchant referrals will be deemed terminated as of the Effective Date.

(b)         In accordance with EVERTEC’s procedures and instructions for referrals, BPPR will actively cooperate with EVERTEC within the Region, on an exclusive basis and at EVERTEC’s expense (such expense to be agreed by the parties in advance), in marketing EVERTEC’s Merchant Services and P2B Program and in locating, investigating and referring potential Merchants to EVERTEC, and provide marketing assistance to EVERTEC for the purpose of retaining and signing new Merchants; provided, that BPPR shall make no representations or warranties regarding EVERTEC’s Merchant Services or P2B Program.  With respect to any such potential Merchants, BPPR shall, subject in each case to applicable contractual obligations and Legal Requirements, (x) take the following actions, to the extent involving information already within BPPR’s possession, and (y) use commercially reasonable efforts to take the following actions, to the extent involving any information not already within BPPR’s possession:

(i)       provide EVERTEC with such information and assistance as EVERTEC may reasonably request and BPPR may legally provide in connection with EVERTEC’s review of any corresponding Merchant Application for Merchant Services, and/or EVERTEC’s administration or collection efforts regarding any current or former Merchant or Government-Merchant (whether referred or not referred by BPPR);

(ii)     provide EVERTEC with such information, including corporate resolutions, corporate bylaws, beneficial ownership information, signatories, financial statements and/or tax documents, provided by Merchants or Government-Merchants to BPPR which EVERTEC may reasonably request and BPPR may legally provide in order for EVERTEC to provide Merchant Services; and

(iii)       establish a Merchant DDA for each Merchant or Government-Merchant for the deposit of paper Transaction records and/or the electronic settlement of electronic Transactions, and, if applicable, remit paper Transaction records to EVERTEC in accordance with EVERTEC’s procedures.

(c)        EVERTEC shall provide BPPR with promotional and informational materials and supplies relating to the Merchant Services, at EVERTEC’s expense.

(d)       For the avoidance of doubt, BPPR’s obligations under this Section 3.2 shall not extend to (i) providing referrals to, marketing or otherwise supporting in any manner any business units or commercial activities other than those that generate MAB Gross Revenue or P2B Gross Revenue, (ii) bill payment services (including invoice presentment and acceptance of payments from merchant’s payees) or (iii) any ancillary service that facilitates any payment (other than (A) the acquiring of debit and credit card transactions or (B) the component services offered as part of the Merchant Program or P2B Program).

Section 3.3          Settlement Responsibilities.

(a)          BPPR is authorized to, and shall be responsible for remitting to Merchants and Government-Merchants, all funds held in the Settlement Account and/or received in settlement of Merchant Transactions.

(b)        BPPR shall maintain the Merchant and Government-Merchant files and BINs with the Associations as are listed on Exhibit C hereto and such additional Merchant and Government-Merchant files and BINs as may be reasonably requested by EVERTEC from time to time for EVERTEC’s use for the purpose of providing Merchant Services.  EVERTEC agrees to pay the costs charged by the Associations for all BINs required for the Merchants and Government-Merchants.  BPPR will, at EVERTEC’s request and expense during the Initial Term or any Renewal Term, procure one or more dedicated BIN(s) from the Association to facilitate the Merchant Program.

(c)        BPPR will use its commercially reasonable efforts to establish and maintain a separate Settlement Account at BPPR for BINs relating to the Merchant Acquiring Business.  BPPR will direct the daily net funds wired by the Associations to be deposited into the corresponding Settlement Account.

(d)         In a manner consistent with past practices, EVERTEC will provide BPPR with daily ACH Files with respect to the net settlement of Merchant and Government-Merchant Transactions and BPPR will edit and format such ACH Files as necessary and transmit them to the BPPR Core Banking System or to the corresponding clearing system for debit or credit to the Merchants and Government-Merchants.  To the extent reasonably practicable under the circumstances, BPPR will notify EVERTEC of any changes to the ACH Files.  Any losses or liabilities arising from such debits or credits will be borne by EVERTEC, except to the extent resulting from negligence on the part of BPPR.  The total of the Merchants and Government-Merchants net settlement payment (total ACH File) will be debited to the applicable Settlement Account.  BPPR will use its Best Efforts to settle with Merchants and Government-Merchants on a same-day or next-day basis in a manner consistent with past practice; provided, however, that, BPPR shall have discretion to settle with any Merchant or Government-Merchant only after receiving, by wire from the Associations, the daily net funds related to such settlement, based on BPPR’s determination that such delayed settlement would be appropriate in light of safety and soundness considerations (e.g., if there is a significant increase in the cost to BPPR of advancing any funds to such Merchant or Government-Merchant, or based on BPPR’s assessment of the counterparty risk of the applicable Merchant or Government-Merchant, Association or EVERTEC).  If BPPR determines there are safety and soundness considerations or Legal Requirements that warrant a delay in settlement, BPPR will notify EVERTEC, to the extent such notification is feasible from a safety and soundness perspective and is permissible under applicable Legal Requirements, at least ten (10) Business Days prior to implementing any changes and the parties will work in good faith to identify solutions that would limit the impact or potential impact to the Merchant Program and/or the Merchants or Government-Merchants.  If the parties cannot reach a mutually agreeable solution within a period of thirty (30) days and EVERTEC decides that it is not in the best interest of the Merchant Program to delay settlements for Merchant or Government-Merchant, EVERTEC may continue to advance funds at EVERTEC’s cost to the extent not resulting in incremental legal or regulatory compliance risk to BPPR, but any reasonable, incremental out-of-pocket cost or expense (including financing cost) incurred by EVERTEC will be deducted from BPPR’s portion of MAB Adjusted Revenue unless BPPR’s determination to delay settlement was based on BPPR’s reasonable belief that there is counterparty credit risk to an Association, or applicable Legal Requirements.

(e)      BPPR may provide view-only access to EVERTEC to review balances and daily activity in all Settlement Accounts to facilitate daily reconcilement, as well as access to information regarding Merchant and Government-Merchant DDAs subject to the terms and conditions of Section 2.1(d)(iii).

(f)         BPPR agrees to assign a sufficient number of qualified staff members to reasonably assist EVERTEC in the resolution of settlement and Merchant Chargeback problems.

(g)         BPPR will submit as required all statistical information requested by Associations including quarterly statements and will provide copies of all non-confidential information and statements to EVERTEC to the extent permitted by any applicable Rules or Legal Requirements.  EVERTEC will provide, at its own expense, such information as may be requested by the Association and any other reasonable information to BPPR to assist BPPR with compliance with any such requests.

(h)       BPPR will debit the Operating Account for all Assessment and Association Dues as incurred that apply to Merchants and/or Government-Merchants, as well as all Merchant Losses incurred by BPPR, and will provide documentation to EVERTEC that substantiates such debits, including copies of all Association invoices and reports.  Before the Settlement Account has been divided to separate Association settlement activity from acquiring activity and the Settlement Account relates solely to acquiring activity, BPPR will use commercially reasonable efforts to provide EVERTEC such documentation at least two (2) Business Days prior to debiting the Operating Account.

(i)          BPPR, as the Acquiring Member, agrees to represent EVERTEC’s interest in disputes that might arise from time to time with an Association over compliance with Rules and Association Dues; provided, that EVERTEC shall pay any Association Dues relating to the Merchant Program and any and all costs reasonably incurred by BPPR in disputing the same, including reasonable associated legal fees.

Section 3.4          [Omitted].

Section 3.5          Servicing and Monitoring of Merchant Card Accounts.  The parties hereto agree that all Card accounts of Merchants shall be serviced as follows:

(a)         Each Merchant shall open and maintain a designated deposit account or accounts at BPPR.  BPPR shall be permitted access to any funds in such account to the extent funds are needed to fund fees, Assessments, Merchant Chargebacks, returned items or any other obligations of a Merchant to EVERTEC, BPPR, the Associations or any Card issuing bank or account holder.

(b)        BPPR shall comply with all reasonable requests of EVERTEC to conduct investigations, supply information or perform any other act or thing relating to investigating Merchant activities and condition.  Notwithstanding the foregoing, nothing in this Section 3.5(b) shall be construed to require BPPR to take any action that is in violation of applicable Legal Requirements or regulation, the Rules or BPPR’s deposit agreement with any Merchant.  EVERTEC shall be responsible for all reasonable expenses incurred by BPPR in connection with compliance with a request by EVERTEC pursuant to this Section 3.5(b).

Section 3.6          Compliance with Legal Requirements.  BPPR shall be responsible for complying with all Legal Requirements applicable to it related to screening, customer identification and know your customer, including the Bank Secrecy Act (the “BSA”), the USA PATRIOT Act and the applicable requirements and regulations promulgated and issued by the Office of Foreign Assets Control and the Financial Crimes Enforcement Network.  EVERTEC shall use reasonable Best Efforts to cooperate with, and assist, BPPR in monitoring Merchants pursuant to such Legal Requirements for ongoing compliance with any money laundering and bank secrecy requirements, it being understood and agreed that EVERTEC shall maintain BSA and other anti-money laundering policies and procedures in accordance with applicable Legal Requirements, and EVERTEC shall accordingly monitor Merchants and Government-Merchants.  Each party shall be responsible for making any and all filings with any Governmental Authority that may be required to be made by such party under such Legal Requirements; provided, that each party shall cooperate and provide information to the other party, to the maximum extent permitted by Legal Requirements, as needed for such filings, other than information that would create any potential liability under applicable Legal Requirements, violate any confidentiality obligation, or that reasonably would be expected to result in the waiver of any attorney-client privilege.

Section 3.7         Settlement Risk.  BPPR shall not be responsible for the systemic risk of loss of the Associations or the failure of the Associations to effect settlement of Transactions or to perform its obligations hereunder in the event of such failure; provided, that this Section 3.7 shall not relieve BPPR of its obligations in the settlement process once the funds or information is received from the Associations.

Section 3.8          Notices; Legal Proceedings.  BPPR will give EVERTEC prompt written notice whenever:

(i)          BPPR receives notice from any Governmental Authority of any alleged non-compliance by BPPR or any of its subsidiaries, Affiliates or Representatives with any Legal Requirements applicable to the Merchant Program;

(ii)         the Internal Revenue Service or any other taxing authority alleges any default by BPPR in the payment of any material taxes or threatens to make a material assessment against BPPR relating to the Merchant Program; or

(iii)        any litigation or proceeding relating to the Merchant Program is brought against EVERTEC or BPPR or names EVERTEC or BPPR as a party.

ARTICLE IV
EXCLUSIVITY

Section 4.1          BPPR as Acquiring Member.

(a)         Throughout the Initial Term and any Renewal Term, BPPR shall be the exclusive Acquiring Member for the Merchant Services in the Region; provided, however, if BPPR is unable (for any reason other than a Person’s refusal to enter into a Merchant Agreement with BPPR through no fault of BPPR) or unwilling to act as the Acquiring Member for any Person at any time during the Initial Term or any Renewal Term, EVERTEC may enter into an agreement with another financial institution which shall be the sponsoring bank for such Person so long as EVERTEC makes a good-faith determination (and provides prompt written notice to BPPR of such determination) that the provision of such services to such Person does not pose an unreasonable financial, reputational or regulatory risk to EVERTEC and/or BPPR; provided, further, that any such determination by EVERTEC with respect to a regulatory risk to BPPR shall be made in consultation with BPPR.  BPPR shall advise EVERTEC of BPPR’s decision to not act as the Acquiring Member for any Person within three (3) Business Days of its receipt of EVERTEC’s notice that it wishes to provide services to such Person which would be Merchant Services if such Person were a Merchant; provided, further, that prior to entering into an agreement with another financial institution which shall be the sponsoring bank for such Person in the Region, EVERTEC shall provide BPPR with written notice at least five (5) Business Days prior to entering into such agreement and BPPR may elect to act as the Acquiring Member for such Person pursuant to the terms of this Agreement upon notice to EVERTEC during such five-Business Day period.

(b)         In addition to its obligation under Section 3.2, throughout the Initial Term and any Renewal Term, BPPR shall use EVERTEC as its exclusive ISO for any Acquiring Member business conducted by BPPR in the Region, and BPPR shall not sponsor any Person into the Associations, or into any other card scheme such as American Express Travel Related Services, as an ISO in the Region, other than EVERTEC; provided, however, if EVERTEC is unable or unwilling to act as the ISO for any Association, or to act as the ISO for providing merchant acquiring business to any other card scheme for which BPPR serves as the sponsoring bank (for any reason other than such card scheme’s refusal to allow EVERTEC to act as the ISO for its business with BPPR), BPPR may enter into an ISO agreement with another provider which shall act as the ISO for the merchant acquiring business for the corresponding Association or card scheme; provided, further, that prior to entering into an ISO agreement with another provider, BPPR shall provide EVERTEC with written notice at least five (5) Business Days prior to entering into such ISO agreement and EVERTEC may elect to provide such services pursuant to the terms of this Agreement upon notice to BPPR during such five-Business Day period.

Section 4.2          EVERTEC Obligations.  EVERTEC agrees that it shall not, and shall cause its Affiliates not to, directly induce, cause, or propose to any Merchant to transfer any of the accounts and/or any other business relationships such Merchant has directly with BPPR (including accounts or relationships for which BPPR or any of its Affiliates shall have engaged EVERTEC as the ISO) to any other Person other than BPPR.

Section 4.3          General

(a)        Nothing in this Article IV shall be interpreted to preclude or prevent either party from, subject to the other provisions of this Agreement, (x) distributing marketing materials on its products or services to the general public; or (y) responding to requests for products or services from the other party’s respective clients (including any Merchants or prospective Merchants) or other Persons.

(b)        In addition and for the avoidance of doubt, nothing in this Article IV shall preclude or prevent EVERTEC from entering into agreements to provide merchant acquiring services to financial institutions in support of such financial institutions’ merchant programs in the Region so long as (i) EVERTEC does not sell any services of such other merchant program to any merchant; provided that, provision of sales support, including providing information of a technical or operational nature, customer support services and technical orientation, when conducted consistently with past practices, shall not be deemed to be a violation of this clause (i), (ii) EVERTEC does not otherwise market to or solicit any merchant on behalf of such other merchant program, and (iii) EVERTEC does not discuss pricing with any merchant and does not set or establish the price charged to the merchant by such other merchant program; provided, that, simply setting the price of services that EVERTEC provides to a financial institution is not a violation of this clause (iii).

ARTICLE V
CONFIDENTIALITY, PRIVACY & DATA PROTECTION

Section 5.1          Confidential Information.

(a)          The parties acknowledge that in the course of their dealings each may receive (the “Receiving Party”) Confidential Information of the other party (the “Disclosing Party”).  As such, the parties are willing to share such Confidential Information provided that the Receiving Party protects the Confidential Information of the Disclosing Party pursuant to the terms of this Agreement, and the Disclosing Party will remain the proprietor of the Confidential Information and any derivative thereof.

(b)        Confidential Information (other than Intellectual Property and NPPI, which will always be deemed to be Confidential Information) will not include information that the Receiving Party can reasonably demonstrate:

(i)       is or becomes generally available to the public without breach of any obligation of confidentiality under this Agreement or any confidentiality agreement that the Receiving Party may have with a third party;

(ii)        was already known to or was rightfully in the possession of the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party;

(iii)     becomes available to the Receiving Party from a third party, provided that such third party is not subject to an obligation of confidentiality with the Disclosing Party;

(iv)        is independently developed by the Receiving Party without reference to or reliance upon the Confidential Information of the other party;

(v)         is approved in writing by the Disclosing Party for disclosure; or

(vi)        is required to be disclosed by applicable Legal Requirements or by an applicable Governmental Authority or Association, but only to the extent so required and solely for such purpose, and the Receiving Party shall otherwise remain obligated to treat such information as Confidential Information pursuant to this Article V.

(c)        In any dispute with respect to these exclusions, the burden of proving that information is not Confidential Information will be on the party making such assertion.

Section 5.2          Protection of Confidential Information.

(a)        The Receiving Party agrees to protect and hold all Confidential Information in strict confidence and protect all Confidential Information from unauthorized and/or inadvertent access, use, destruction or disclosure in full compliance with this Agreement and all applicable Legal Requirements and Industry Standards, including by implementing, maintaining and enforcing appropriate data and Systems security.

(b)        Unless in receipt of a specific written exemption from the Disclosing Party or required by applicable Legal Requirements, the Receiving Party will not:

(i)          use, reproduce, disseminate, modify, retain, disclose or perform Data Processing of any of the Confidential Information for any purpose other than to perform its obligations under this Agreement for which the Confidential Information is being disclosed, or for such Receiving Party’s internal recordkeeping purposes;

(ii)         reverse engineer, sell or market any Confidential Information;

(iii)      receive and maintain the Confidential Information without implementing reasonable internal controls and procedures to safeguard the security and confidentiality of such information;

(iv)      disclose any of the Confidential Information other than to its Representatives who: (i) have a reasonable need-to-know in order to discharge their obligations under this Agreement, (ii) have confidentiality agreements substantially similar to those herein or owe a duty of confidentiality to the Receiving Party that survive the Representatives’ engagement, (iii) have received appropriate notice and training regarding the Confidential Information, and (iv) have not been indicted and/or convicted of fraud, theft, larceny, embezzlement, any other financial or cybercrime or a crime involving moral turpitude; or

(v)         remove any proprietary rights or confidentiality legend from the Confidential Information.

(c)          The prohibition against the disclosure of Confidential Information includes disclosing the substance of the negotiations of the Agreement and the existence and/or the terms and conditions thereof, as well as the fact that any similarity exists between the Confidential Information and information independently developed by another Person or entity, and the parties understand that such similarity does not excuse it from abiding by its covenants or other obligations under this Agreement.

(d)          The Receiving Party will be fully liable for the acts and omissions of its Representatives to whom it discloses the Confidential Information.

 Section 5.3          Incident Response Program.

(a)         EVERTEC represents and warrants to BPPR that it has implemented, and hereby undertakes to maintain and update, a comprehensive response program that includes processes and procedures (including notification procedures to Affected Persons) designed to address incidents of unauthorized access involving BPPR Data or Cardholder information in accordance with applicable Legal Requirements and Industry Standards.

(b)          If EVERTEC becomes aware of an Incident, to the extent it is not prohibited by applicable Legal Requirements, EVERTEC agrees to:

(i)        notify BPPR as soon as practicable, and in any event within twenty-four (24) hours, following EVERTEC’s becoming aware of an Incident. The initial notification must be made to the BPPR Chief Information Security Officer, and must include based on then-available information: (i) the available facts; (ii) the status and results of the investigation including identifying the sources and underlying causes of the Incident; (iii) the estimated effects on BPPR, BPPR Data or Cardholder information and the ability of EVERTEC to perform its obligations under this Agreement; (iv) the steps already taken to mitigate, remedy and contain the Incident; (v) if applicable, the potential number of affected Merchants, Government-Merchants, customers, consumers, and/or employees affected (collectively “Affected Persons”); and (vi) the name and contact information of EVERTEC’s representative who will serve as BPPR’s primary contact;

(ii)         provide BPPR with prompt updates to any information referenced in clause (i) above;

(iii)       take all reasonable steps, at EVERTEC’s sole cost and expense (unless such Incident was caused by BPPR or any of its subsidiaries or any contractor or subcontractor thereof), in accordance with its Data Protection Program and Incident Response Program to immediately mitigate and/or remedy, at EVERTEC’s expense, such Incident and contain its further occurrence;

(iv)        reasonably coordinate and cooperate with BPPR representatives in any required investigation and provide periodic updates regarding the Incident, including: (i) providing access to the affected facilities and affected operations as necessary for the BPPR or its auditors to conduct investigations required to be conducted by BPPR by Legal Requirements and applicable Rules (provided that BPPR shall reimburse EVERTEC for any losses incurred by EVERTEC in connection with any unauthorized access or intrusion to EVERTEC’s Systems, or any Disabling Device introduced to EVERTEC’s Systems, as a result of a breach of this Agreement, failure to comply with reasonable security policies and procedures that are provided in writing to BPPR with reasonable advance notice by EVERTEC, gross negligence, fraud or willful misconduct of BPPR in connection with its access to EVERTEC’s Systems pursuant to this Section 5.3); (ii) facilitating interviews with EVERTEC’s Personnel with knowledge of the Incident; and (iii) making available all relevant records, logs, files, data reporting, forensics or audit reports and other materials required by BPPR to allow BPPR to comply with applicable Legal Requirements and Rules, provided that EVERTEC will not be required to provide BPPR with information belonging to, or compromising the security of, EVERTEC or its other customers;

(v)        provide reasonable cooperation to BPPR in any litigation, Association or Governmental Authority inquiries, or other third party action arising out of or resulting from the Incident and deemed necessary by BPPR to protect the BPPR Data or Cardholder information and comply with applicable Legal Requirements and Rules, at the expense of BPPR unless such Incident (A) was caused by EVERTEC’s or its Representatives’ gross negligence, fraud, willful misconduct or breach of this Agreement; or (B) involves NPPI obtained by or on behalf of EVERTEC from Merchants, transaction data, or Cardholder information;

(vi)       except as may be required by applicable Legal Requirements or Rules, not communicate with any third party other than EVERTEC’s Representatives, including the media, vendors, and Affected Persons, regarding the Incident (as it relates to BPPR) without BPPR’s consent and approval of the content of the communication. EVERTEC agrees that regarding the impact of the Incident on BPPR, EVERTEC will use Best Efforts to consult and coordinate with BPPR with respect to the following matters: (i) whether notice of the Incident is to be provided to any individual, Governmental Authority, law enforcement agency, consumer reporting agencies or others as required by applicable Legal Requirements or otherwise; (ii) the contents of such notice; and (iii) whether any type of remediation may be offered to Affected Persons (including any free credit monitoring service), and the nature and extent of any such remediation;

(vii)      report criminal acts as and to the extent required by applicable Legal Requirements and Governmental Authorities and notify BPPR as soon as practicable prior to such reporting; and

(viii)      maintain and preserve all relevant documents, records, and other data related to BPPR Data or Cardholder information.

Section 5.4          Required Disclosures.

(a)        In the event that the Receiving Party or any Representative of the Receiving Party is requested or required by any Legal Requirement or any action, proceeding, subpoena, investigation, inquiry or audit, or if the Receiving Party or any Representative of the Receiving Party reasonably believes, upon the advice of counsel, that it is required by any Legal Requirement or any action, proceeding, subpoena, investigation, inquiry or audit to disclose Confidential Information, the Receiving Party will, to the extent allowable under applicable Legal Requirements, give immediate verbal and written notification of the Legal Requirement or action, proceeding, subpoena, investigation, inquiry or audit to the Disclosing Party and, to the extent allowable under applicable Legal Requirements and at the expense of the Disclosing Party, hold the Confidential Information confidential while the Disclosing Party seeks a protective order.

(b)         In addition to the foregoing, a Receiving Party or its Representatives may provide the Confidential Information to a Governmental Authority or Association with supervisory authority over such Receiving Party or its Affiliates if (i) such information is required under Legal Requirements or Rules to be filed with or disclosed to any such Governmental Authority or Association, (ii) such information is requested by such a Governmental Authority or Association or the Receiving Party determines based on advice of counsel (which may be in-house counsel) that it is necessary or appropriate to provide such Confidential Information to a Governmental Authority or Association, (iii) the Receiving Party’s counsel (which may be in-house counsel) advises that such disclosure is required in order to comply with applicable Legal Requirements or Rules or (iv) such Governmental Authority is a banking regulator; provided in each case, that the Receiving Party shall have, where applicable, taken such reasonable steps to protect the confidentiality of such information as the Receiving Party takes with respect to the protection of its own comparable confidential information in such circumstances.

Section 5.5         Remedies.  The Receiving Party acknowledges and agrees that it would be difficult to fully compensate the Disclosing Party for damages resulting from the breach or threatened breach of the foregoing provisions and, accordingly, that, in addition to any other remedies that may be available, in law, at equity or otherwise, the Disclosing Party will be entitled to seek injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages or posting a bond or any other security. This provision with respect to injunctive relief will not, however, diminish the Disclosing Party’s right to claim and recover damages. Notwithstanding anything in this Agreement to the contrary, nothing shall limit or restrict the ability of a Receiving Party to disclose Confidential Information to banking regulators or Associations having jurisdiction over such Receiving Party.

Section 5.6          Term of Obligation.  Unless indicated otherwise in writing, the parties’ obligations under this Article V will survive this Agreement for a period of three (3) years following termination hereof. Upon termination of this Agreement for any reason, the Receiving Party’s rights to possession and use of any Confidential Information in connection with the performance of its obligations hereunder or otherwise will terminate.

Section 5.7        Destruction.  Upon the Disclosing Party’s request, the Receiving Party will promptly destroy in a secure manner following Industry Standards all Confidential Information and all copies thereof, including physical copies and copies embedded in computer files, extracts from computer files and analyses or other material based upon the Confidential Information (provided that following such request the Receiving Party shall not be required to perform any obligations under this Agreement that require the use of such Confidential Information).  Should the Disclosing Party request evidence of the destruction of any such Confidential Information, the Receiving Party will promptly (and in all cases within thirty (30) days of such request or such other time as agreed to between the parties; provided that EVERTEC shall use Best Efforts to provide within ten (10) days) submit an attestation executed by an authorized officer of the receiving party certifying that any such Confidential Information has been destroyed.  If BPPR receives an individual’s request to delete NPPI, BPPR may direct EVERTEC to delete such information (the “Direction”), in which case, EVERTEC shall delete such information without undue delay and certify to BPPR in writing that it has complied with the Direction (and following completion of such request EVERTEC shall not be required to provide any services that require the use of such NPPI).  Notwithstanding the foregoing, the Receiving Party may, after informing the Disclosing Party, retain copies of the Confidential Information: (i) to comply with applicable Legal Requirements; or (ii) for purposes of record retention, backup records or audit requirements, including as set forth in Section 6.5); provided, however, that the confidentiality obligations (including destruction and certification) hereunder will survive with respect to any retained Confidential Information.

 Section 5.8          Confidentiality Regarding Customer and Cardholder Information.

(a)         EVERTEC acknowledges that customers of BPPR have an expectation of privacy with respect to their financial transactions and personal data and that such information is subject to protections under applicable Legal Requirements, and hereby agrees that any and all such information EVERTEC may acquire with respect to said customers during the term of this Agreement shall be treated by EVERTEC as Confidential Information in accordance with the provisions of Section 5.1(a) and otherwise in a manner that complies with Legal Requirements applicable to the protection of NPPI.

(b)         EVERTEC will maintain all Cardholder information under its control or possession in a safe and secure manner, in compliance with the Rules and data security standards and requirements established by each applicable Association, including Payment Card Industry Data Security Standards, and report to BPPR upon request with respect to EVERTEC’s internal policies and procedures relating thereto.

(c)         BPPR will maintain all Cardholder information under its control or possession in a safe and secure manner, in compliance with the Rules and data security standards and requirements established by each applicable Association and Payment Card Industry Data Security Standards, and report to Associations as required by the Rules and to EVERTEC if so requested by the Association relating to internal policies and procedures related to Cardholder information security.

Section 5.9          Access to Systems and Facilities.

(a)         If BPPR in its sole and absolute discretion determines at any time that, as part of the provision of EVERTEC’s services to BPPR, EVERTEC or its Personnel will have physical access to controlled areas (collectively, “Access”), EVERTEC agrees to the following:

(i)         EVERTEC Personnel will follow BPPR-provided policies and procedures (“Requirements”) in the course of such Access.  EVERTEC will share the Requirements with such EVERTEC Personnel and, in the event that BPPR provides prior written notice to EVERTEC of any changes to the Requirements, EVERTEC will use commercially reasonable efforts to keep EVERTEC Personnel updated and trained regarding such changes.

(ii)        EVERTEC will not permit its Personnel Access without BPPR’s express written authorization, and any such actual or attempted access will be consistent with any such authorization.

(iii)     Subject to Section 9.5(e), EVERTEC expressly assumes any liability for a breach or violation by EVERTEC Personnel of the Requirements or the foregoing requirement to not exceed BPPR-authorized Access.  EVERTEC shall inform BPPR promptly of any changes in EVERTEC Personnel (additions or releases) that may affect any EVERTEC Personnel’s authorization hereunder.

(b)        If any EVERTEC Personnel will have access to BPPR’s Systems, BPPR may impose reasonable security policies and procedures provided in writing with reasonable advance notice as a condition to granting access to such BPPR Data and its Systems to such EVERTEC Personnel.  In addition to the foregoing, if any EVERTEC Personnel will have access to BPPR Data or BPPR’s Systems, the following additional terms shall apply:

(i)        EVERTEC shall comply with all Legal Requirements (including Legal Requirements regarding the protection, privacy and confidentiality of NPPI) applicable to EVERTEC’s use, storage and other processing BPPR Data.

(ii)      EVERTEC agrees to take commercially reasonable actions in accordance with applicable Industry Standards to protect the confidentiality, integrity, availability and resilience of its Systems.  EVERTEC’s responsibilities in this regard include regularly assessing and evaluating, in accordance with applicable Industry Standards and Legal Requirements, the effectiveness of the technical and organizational measures adopted by it.  In furtherance thereof, EVERTEC shall be responsible for establishing, maintaining and implementing a Data Protection Program.

(iii)       In furtherance, and not in limitation, of its other obligations under this Agreement, and to maintain the protection and privacy of the BPPR Data, EVERTEC shall: (i) not disclose any BPPR Data to any third party; (ii) limit access to the BPPR Data to its employees, Representatives and Subcontractors who have a need‑to‑know such BPPR Data after adequately informing such Persons of the confidential nature of the BPPR Data and in each case subject to appropriate role-based access rules (based on least privileged access principles); (iii) use the BPPR Data only for purposes of carrying out its obligations hereunder; (iv) give prompt notification to BPPR of any unauthorized or inadvertent actual or reasonably suspected disclosure of BPPR Data or of actual or reasonably suspected breaches involving the disclosure of BPPR Data, as provided in Section 5.3; (v) upon request of BPPR, promptly return or destroy all BPPR Data, including all copies thereof except for copies necessary to comply with applicable Legal Requirements and records retention (provided that following the completion of such request EVERTEC shall not be required to provide any services to BPPR under this Agreement that require the use of such BPPR Data); and (vi) implement all reasonable security measures in accordance with applicable Industry Standards designed to (a) ensure the security, integrity and confidentiality of BPPR Data, (b) protect against any anticipated threats or hazards to the security or integrity of BPPR Data and (c) protect against unauthorized access to or use of BPPR Data.

ARTICLE VI
FEES AND CHARGES

Section 6.1         Merchant Transaction Processing Fees and Other Charges.  The Merchant Transaction Processing Fees and other charges must comply with applicable Rules and Legal Requirements.

Section 6.2         Changes in Merchant Transaction Processing Fees and Other Charges.  EVERTEC may amend the Merchant Transaction Processing Fees and monthly charges as often and in such amounts as it desires, except where such amendment is prohibited by the Rules (and except, for the avoidance of doubt, with respect to the Government-Merchant Agreements).

Section 6.3          EVERTEC Compensation.

(a)        All Merchant Transaction Processing Fees (and, subject to and to the extent provided in Section 6.3(b), an amount equal to those arising and payable to BPPR under the Government-Merchant Agreements) will accrue to the benefit of EVERTEC.  EVERTEC will collect the corresponding Merchant Transaction Processing Fees from Merchants through ACH debits to the applicable Merchant DDA on a daily or monthly basis, as appropriate pursuant to the Merchant Agreement for credit to the Operating Account.  Monthly settlements by ACH shall occur on the first day of each calendar month for all Transactions posted in the immediately preceding calendar month.  Merchant Transaction Processing Fees charged to Government-Merchants by BPPR shall be collected by BPPR in the manner agreed to with the corresponding Government-Merchants.

(b)         In full consideration for the support services to be provided by EVERTEC to BPPR hereunder with respect to the services provided by BPPR to the Government-Merchants, all revenue, fees and other payments payable to BPPR solely for Merchant Services provided by BPPR under the Government-Merchant Agreements (the “Government-Merchant Fees”) will accrue to the benefit of EVERTEC, and BPPR will deposit into the Operating Account an amount equal to the Government-Merchant Fees, when and as the Government-Merchant Fees are received by BPPR to be settled in accordance with Section 6.3(a).  During the term of each Government-Merchant Agreement, BPPR shall not, without the prior written consent of EVERTEC, change or otherwise modify the Government-Merchant Fee that BPPR is entitled to receive under such Government-Merchant Agreement as of the Effective Date.

Section 6.4          BPPR Compensation.

(a)         BPPR shall be entitled to the BPPR Sponsorship Fees no later than January 15 of each year (or such other date as may be agreed in writing by BPPR and EVERTEC).

(b)         Commencing on the first full month after the Effective Date, EVERTEC will pay BPPR, within twenty (20) Business Days after the end of any month, a monthly revenue sharing compensation fee (the “MAB Revenue Sharing”) calculated by multiplying the MAB Adjusted Revenue by the applicable percentage set forth on Schedule 6.4.

(c)         Commencing on the first full month after the Effective Date, EVERTEC will pay BPPR, within twenty (20) Business Days after the end of any month, a monthly revenue sharing compensation fee (the “P2B Revenue Sharing”) calculated by multiplying P2B Adjusted Revenue by the applicable percentage set forth on Schedule 6.4.

(d)        Illustrative calculations of MAB Adjusted Revenue and P2B Adjusted Revenue, in each case for the 12-month period ended on December 31, 2020 and for the 9-month period ended on September 30, 2021, are set forth in Exhibit E.

(e)        EVERTEC will not incentivize (whether economically or otherwise) commercial customers, including Merchants or potential Merchants, or EVERTEC’s Personnel to migrate any P2B transaction traffic to other financial institutions or other Channels (as defined in the ATH Network Agreement) in which BPPR does not have P2B Revenue Sharing (as defined in the ATH Network Agreement) or MAB Revenue Sharing or promote such other financial institutions or other Channels in a manner that is targeted to negatively impact BPPR’s P2B Revenue Sharing or MAB Revenue Sharing or designed to promote such alternatives to the detriment of BPPR.

Section 6.5          Information Rights and Validation Procedures.

(a)         No later than the twentieth (20th) day of each month, EVERTEC will provide BPPR with reasonably detailed reports containing the calculation of the MAB Adjusted Revenue and P2B Adjusted Revenue for the prior month.  In addition, BPPR may initiate an audit of (1) the MAB Revenue Sharing and P2B Revenue Sharing and (2) the MAB Adjusted Revenue and P2B Adjusted Revenue, no more than one time per calendar year, at BPPR’s cost, by an Approved Audit Firm chosen by BPPR and engaged jointly by EVERTEC and BPPR.

(b)         At BPPR’s reasonable request, EVERTEC will promptly, and in any event within thirty (30) days of EVERTEC’s receipt of such request, provide reasonable access to a Person knowledgeable of any reports delivered pursuant to Section 6.5(a), any material information referred to in, or relevant to the generation of, such reports, the calculation of the MAB Revenue Sharing and P2B Revenue Sharing and any decreases in the MAB Revenue Sharing and P2B Revenue Sharing from time to time, including the source of any data used to perform such calculations.

(c)        EVERTEC will maintain supporting documentation for the amounts billable to, and payments made by, BPPR hereunder in accordance with Industry Standards and applicable record retention requirements.

ARTICLE VII
REGISTRATION COMPLIANCE

Section 7.1          VISA/MCI/Discover Requirements.

(a)        Both parties hereto shall abide by the Rules at all times.  EVERTEC further agrees to provide each of its marketing Representatives with materials and information provided to EVERTEC by BPPR or any Association pertaining to the Rules.  EVERTEC shall, in a manner consistent with Industry Standards, ensure that all Representatives are familiar with, and will comply with, the Rules.  BPPR and EVERTEC agree that, in the event of any inconsistency between this Agreement and the Rules, the Rules will govern.

(b)          EVERTEC agrees to conduct the Merchant Program in a manner consistent with Industry Standards, and to refrain from engaging in conduct that creates a risk of injury to the Association or that may adversely affect the integrity of the Association.

(c)        EVERTEC will disclose all Merchant Transaction Processing Fees clearly and conspicuously to Merchants in writing in accordance with the Rules, prior to any payment or the execution of any Merchant Agreement by a potential Merchant.

(d)        The parties hereto will comply with all terms of the Merchant Agreements as are applicable to EVERTEC as an ISO and the provider of the Merchant Services for Merchants, on the one hand, and to BPPR, on the other hand, as the Acquiring Member.

(e)          Subject to Article V, upon request of BPPR for any purpose reasonably related to the provision of Merchant Services under this Agreement or the request of any Association or any Governmental Authority, EVERTEC will provide records containing Merchant information or Government-Merchant information, as applicable, to BPPR, any Association or any Governmental Authority, as soon as possible but no later than five (5) Business Days from EVERTEC’s receipt of a request for such information.

(f)        No action of, or filing with, any Governmental Authority is required by EVERTEC to consummate the transactions contemplated under this Agreement other than (i) as provided under the Asset Purchase Agreement or (ii) any such action or filing the failure of which to obtain or make would not, individually or in the aggregate, materially impair or delay the ability of EVERTEC to perform its obligations under this Agreement.

(g)        At any reasonable time, BPPR, any Association or banking regulatory agency may conduct, at such party’s expense, financial and procedural audits of EVERTEC as reasonably necessary to confirm compliance with this Agreement and the Rules; provided that BPPR may only conduct one (1) such audit in every twelve (12) month period except as required by applicable Legal Requirements or as requested by one of BPPR’s regulators or the Rules of an Association.  Except in circumstances where BPPR reasonably believes a financial loss or liability might otherwise occur, BPPR will give EVERTEC reasonable prior notice of any such audit by BPPR.  EVERTEC will promptly supply such auditors with information and access to relevant Personnel, systems, documents or physical premises requested by them but only as it relates to the Merchant Program.  EVERTEC will provide BPPR with a copy of any audits performed by any such third party or banking regulatory agency, but in the case of audits by regulatory agencies, only if, and to the extent, allowed by said banking regulatory agency.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

Section 8.1          Representations and Warranties of EVERTEC.  EVERTEC hereby represents and warrants to BPPR that:

(a)         EVERTEC has been duly organized, is validly existing as a corporation in good standing under the laws of the Commonwealth of Puerto Rico and has all power and authority (corporate or other) necessary to conduct its business substantially in the manner in which such business is currently conducted.

(b)        EVERTEC has the power and authority to enter into, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the consummation by EVERTEC of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action on the part of EVERTEC, and when executed and delivered by EVERTEC and BPPR, this Agreement will constitute a valid and binding obligation of EVERTEC enforceable in accordance with its terms.

(c)         The execution, delivery and performance by EVERTEC of this Agreement and the consummation of the transactions contemplated hereby by EVERTEC will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon any property or assets of EVERTEC pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which EVERTEC is a party, by which EVERTEC is bound or to which any of EVERTEC’s property or assets is subject, (ii) result in any violation of the provisions of EVERTEC’s charter, by-laws or similar organizational documents or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any Governmental Authority, other than as would not, individually or in the aggregate, materially impair or delay the ability of EVERTEC to perform its obligations under this Agreement.

(d)         EVERTEC owns all right, title and interest in and to any software or Intellectual Property used to provide the services hereunder or provided to BPPR or the Merchants as part of the services hereunder, or otherwise has the right to sell, rent, lease or license the same, including without limitation all copyrights, patents, trademarks, trade secrets and other proprietary rights therein or thereto.

(e)          EVERTEC’s services and obligations under this Agreement will be performed in accordance with Industry Standards and in full compliance with applicable Legal Requirements.

(f)        EVERTEC has maintained, and at all times during the term will, at its own expense, maintain all licenses, permits, approvals, certificates, or endorsements (jointly referred to in this clause as “licenses”) by any professional association or government agency that are required for it to provide the services or products to and/or for the benefit of BPPR and the Merchants.

(g)         EVERTEC is in compliance with the Office of Foreign Assets Control sanctions and regulations promulgated under the authority granted by the Trading with the Enemy Act, 12 U.S.C. § 95 (a) et seq., the International Emergency Economic Powers Act, 50 U.S.C. § 1701, et seq.; and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as each may be amended from time to time and all rules and regulations promulgated thereunder applicable to EVERTEC, and EVERTEC is not: (a) listed in the Annex to, or otherwise subject to the provisions of, that certain Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism; and/or (b) named as a “specifically designated national (SDN)” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control.  EVERTEC further represents that it will not act, directly or indirectly, in contravention of any anticorruption or anti-money laundering Legal Requirements.

(h)         EVERTEC represents that it is bound by and complies with its Code of Ethics available at https://s1.q4cdn.com/250184606/files/doc_downloads/governance_doc/2020/03/Code-of-Ethics-Annual-Review-2020.pdf.

(i)          Each of EVERTEC’s representations and warranties in this Section 8.1 and otherwise in this Agreement will be deemed provided on the Effective Date and will be continuous in nature throughout the term of this Agreement.

Section 8.2          Representations and Warranties of BPPR.  BPPR hereby represents and warrants to EVERTEC that:

(a)         BPPR has been duly organized, is validly existing as a commercial bank in good standing under the laws of the Commonwealth of Puerto Rico and has all power and authority (corporate or other) necessary to conduct its business substantially in the manner in which such business is currently conducted.

(b)         BPPR has the power and authority to enter into, deliver and perform its obligations under this Agreement.  BPPR is an Acquiring Member of the Associations.  The execution, delivery and performance of this Agreement and the consummation by BPPR of the transactions contemplated hereby have been duly and validly approved by all requisite regulatory and corporate action on the part of BPPR, and when executed and delivered by BPPR and EVERTEC, this Agreement will constitute valid and binding obligation of BPPR enforceable in accordance with its terms.

(c)         The execution, delivery and performance by BPPR of this Agreement and the consummation of the transactions contemplated hereby by BPPR will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon any property or assets of BPPR pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which BPPR is a party, by which BPPR is bound or to which any of BPPR’s property or assets is subject, (ii) result in any violation of the provisions of BPPR’s charter, by-laws or similar organizational documents or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any Governmental Authority, other than as would not, individually or in the aggregate, materially impair or delay the ability of BPPR to perform its obligations under this Agreement.

(d)       No action of, or filing with, any Governmental Authority is required by BPPR to consummate the transactions contemplated under this Agreement other than any such action or filing the failure of which to obtain or make would not, individually or in the aggregate, materially impair or delay the ability of BPPR to perform its obligations under this Agreement.

(e)         Exhibit A contains a true, complete and accurate list of all the Government-Merchant Agreements in effect on this date pursuant to which BPPR provides merchant and electronic payment services to the Government-Merchants.  Each Government-Merchant Agreement set forth in Exhibit A (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable and in full force and effect on identical terms following the execution and delivery of this Agreement.  Neither BPPR nor, to BPPR’s knowledge, any other party to a Government-Merchant Agreement is in breach or default and no event has occurred which with notice or lapse of time or both would constitute a breach or default by BPPR or, to BPPR’s knowledge, any Government-Merchant, or permit termination, modification or acceleration by BPPR or any Government-Merchant under any Government-Merchant Agreement.  BPPR has not received any notice that a Government-Merchant that is a party to any Government-Merchant Agreement intends to exercise any termination rights, or where applicable not renew, any such Government-Merchant Agreement.

(f)        BPPR represents, warrants and covenants that it is, and during the Initial Term and any Renewal Term of this Agreement it will remain, in compliance with the Payment Card Industry Data Security Standard developed by MCI and VISA, VISA’s Cardholder Information Security Program, Discover Information Security & Compliance Program and MasterCard Site Data Protection Program, as each may be amended from time to time, at its expense.

(g)        Each of BPPR’s representations and warranties in this Section 8.2 and otherwise in this Agreement will be deemed provided on the Effective Date and will be continuous in nature throughout the term of this Agreement.

ARTICLE IX
TERM, TERMINATION, DEFAULT, INSURANCE, INDEMNIFICATION

Section 9.1          Term and Contracts Split.

(a)       Term.  This Agreement will become effective on the Effective Date and, unless terminated earlier in accordance with the provisions of this Agreement, shall remain in effect until December 31, 2035 (“Initial Term”) and shall automatically renew for successive three (3)-year periods (each, a “Renewal Term”) unless either party provides the other with written notice of termination (the “Non-Renewal Notice”) at least one (1) year prior to the end of the Initial Term or any Renewal Term.

(b)         Contracts Split Upon Termination.

(i)         In the event that a party provides a Non-Renewal Notice or a termination notice to the other party, EVERTEC will, within thirty (30) days of its delivery or receipt, as applicable, of such notice, provide to BPPR the following materials (collectively the “Merchant Agreement Split Report”): (i) a list of Merchants, ordered based on Transaction Processing Fees over the last twelve (12) months (or such shorter period as may be available for such Merchant) in order of greatest share to smallest share, with Merchants under common Control to be deemed to constitute a single Merchant (the “Merchant by Transaction Processing List”); (ii) estimated allocation of MAB Adjusted Revenue across each Merchant, which estimated allocation will include a breakdown of each calculation component across each Merchant and (iii) the most recent analysis of Merchant profitability generated by EVERTEC in the ordinary course; provided, that, within thirty (30) days of receipt of such Merchant Agreement Split Report, BPPR may, at its expense, engage an independent firm selected from a list of five (5) nationally recognized audit firms in the United States provided by EVERTEC to conduct an audit with respect to the Merchant by Transaction Processing List, and the parties will work together in good faith in order to, as promptly as practicable, facilitate the conduct and completion of such audit and develop a modified Merchant by Transaction Processing List that resolves any discrepancies identified by such independent firm.  Following BPPR’s confirmation that the Merchant by Transaction Processing List provided by EVERTEC (subject to such adjustments, if any, as may result from the above-referenced audit process) is acceptable, the parties shall work together in good faith for 180 days to divide the Merchants between them in such a way that the Merchants allocated to BPPR will collectively represent, as nearly as mathematically possible, the BPPR Merchant Split Percentage of total MAB Adjusted Revenue with respect to the period to which the Merchant by Transaction Processing List relates (such Merchants allocated to BPPR, the “BPPR Post-Termination Merchants”; and all other Merchants, the “EVERTEC Post-Termination Merchants”).

(ii)        If the parties have not so divided the Merchants after the 180-day period referred to in the preceding paragraph (i) and do not mutually agree to further extend their negotiations, then the EVERTEC Post-Termination Merchants shall be the Merchants in either the odd-numbered positions or the even-numbered positions (determined at random) on the Merchant by Transaction Processing List, and the BPPR Post-Termination Merchants shall be all other Merchants; provided, however, that the final allocation of Merchants to BPPR will in any event collectively represent, as nearly as mathematically possible, the BPPR Merchant Split Percentage of the total MAB Adjusted Revenue for all Merchants, and Merchants will be re-allocated as between the parties to the extent necessary to achieve such outcome, beginning with the Merchant at the end of the Merchant by Transaction Processing List.

(iii)       The “BPPR Merchant Split Percentage” shall equal (x) 50%, in the event that a party delivers a Non-Renewal Notice or a termination notice to the other party, other than a termination notice based on the other party’s Material Breach or Event of Default; and (y) in the case of a termination notice based on either party’s Material Breach or Event of Default under Section 9.2(a) or Section 9.2(b), a percentage determined in accordance with the following table:

Period during which the Material Breach or Event of Default occurs	BPPR Merchant Split Percentage if BPPR is the breaching or defaulting party	BPPR Merchant Split Percentage if EVERTEC is the breaching or defaulting party

Prior to January 1, 2031	0%	0%
2031	0%	25%
2032	0%	25%
2033	25%	50%
2034	25%	50%
2035 or any year thereafter	50%	50%

(iv)        Each party acknowledges and agrees that the provisions in respect of the split of the Merchant Agreement contemplated by this Article IX are an essential part of this Agreement, and that such provisions are a specific and material inducement to such party to enter into this Agreement.

Section 9.2          Termination.

(a)        Termination of Extension.  After December 31, 2025, this Agreement may be terminated by either party if the other party commits a Material Breach (or series of breaches that together constitute a Material Breach of this Agreement) of any representation, warranty or covenant under this Agreement made by the other party, which breach is not cured within sixty (60) days following the breaching party’s receipt of written notice of such breach; provided, that if such breach is not reasonably susceptible to cure within such sixty (60) day period and the breaching party commences its cure of such breach within sixty (60) days of receiving notice thereof, then the breaching party shall have a period of up to one hundred eighty (180) days to cure such breach, but only for so long as the breaching party is diligently pursuing such cure and provides any evidence of its efforts and progress in connection with such cure as may be reasonably requested by the non-breaching party.  For the avoidance of doubt, any right to terminate this Agreement pursuant to this Section 9.2(a) shall be in addition to, and shall not be construed to limit, any party’s rights to terminate this Agreement under any other provision of this Section 9.2.

(b)         Termination Generally.  At any time, whether before or after December 31, 2025, if an Event of Default occurs, in addition to all other recourse and remedies available to the non-defaulting party and without limitation of a party’s right to terminate pursuant to Section 9.2(a) (if applicable), the non-defaulting party will have the right to terminate this Agreement in accordance with the provisions set forth in the applicable default section; provided, that if a party claims that an Event of Default described in clause (i) or (iii) of the definition thereof has occurred the following dispute mechanism shall apply (and the non-defaulting party will not have the right to terminate this Agreement while such dispute is pending as set forth below).  The party claiming that an Event of Default described in clause (i) or (iii) of the definition thereof has occurred shall deliver written notice to the other party (the “Alleged Breaching Party”) that includes a reasonable description of the circumstances giving rise to the alleged Event of Default (the “Default Notice”).  The Alleged Breaching Party may dispute such claim pursuant to Section 11.6(c).

(c)       This Agreement shall automatically terminate with respect to one or more Associations upon EVERTEC’s loss of its registration in such Association due to revocation or non-renewal of such registration by such Association after any cure period available to EVERTEC under the Rules has expired.

(d)         If (i) an Association prohibits EVERTEC from providing, or prohibits BPPR from allowing EVERTEC to provide, the services set forth in this Agreement or (ii) an Association notifies BPPR that its status as an Acquiring Member shall terminate, this Agreement will, after the expiration of any notice and/or cure period, terminate with respect to the applicable Association.  In addition, either party may terminate this Agreement immediately upon notice to the other party, in the event BPPR becomes subject to any change in Legal Requirements that would prohibit BPPR from continuing the business described in this Agreement.  Notwithstanding the foregoing, if any Association prohibits BPPR from allowing EVERTEC to provide the services set forth in this Agreement, (x) EVERTEC may, in its sole discretion, enter into any other sponsorship agreements with other financial institutions so as not be precluded from conducting the merchant services business and (y) BPPR may, in its sole discretion, enter into any other sponsorship agreements with other ISOs so as not to be precluded from conducting the merchant services business.  EVERTEC shall not be in violation of the provisions of Article IV (Exclusivity) by virtue of its entering into an agreement with another sponsor bank for the reasons set forth in this Section 9.2(d).  BPPR shall not be in violation of the provisions of Article IV (Exclusivity) by virtue of its entering into an agreement with another ISO for the reasons set forth in this Section 9.2(d).

(e)         Notwithstanding anything herein to the contrary, BPPR or EVERTEC, as applicable, may elect to terminate this Agreement upon any Material Breach by the other party of the provisions contained in Article IV (Exclusivity); provided, that any dispute that arises in connection with Article IV (Exclusivity), shall be resolved pursuant to the dispute resolution mechanism set forth in Section 9.2(b), but in such case the dispute shall be immediately addressed by each party’s representative in the Resolution Forum.

Section 9.3          Effect of Termination, Transition/Conversion of Merchants.

(a)       Expiration or the earlier termination of this Agreement for any reason shall not terminate either party’s obligations described in Article V (Confidentiality), Article IX (Term, Termination, Default, Insurance, Indemnification), Article X (Names and Trademarks) or Article XI (Miscellaneous), including (1) EVERTEC’s obligation to continue to provide the services until the termination date (or later in accordance with Section 9.3(c)) and, if so reasonably requested by BPPR and in accordance with the other terms of this Agreement, to promptly deliver to BPPR any deliverables that are in process or in final form as of the termination date, and (2) the obligation of either party to pay any due and undisputed amounts for services rendered hereunder that arise prior to or upon such expiration or termination, all of which survive the expiration or termination of this Agreement; provided, that BPPR understands and agrees that EVERTEC’s obligation to pay compensation to BPPR under Section 6.4 shall terminate on the termination of this Agreement.

(b)         EVERTEC Post-Termination Merchants. Upon the expiration or termination for any reason of this Agreement, BPPR shall transfer and assign the Merchant Agreements of the EVERTEC Post-Termination Merchants and all of its rights, title, interests, duties and obligations in the Merchant Program under this Agreement (including the related Merchant accounts and Merchant Reserve Account balances) related to such transferred Merchant Agreements to a VISA, MCI, Discover or ATH Network member designated by EVERTEC in EVERTEC’s written notice to BPPR and BPPR shall assist EVERTEC and such designated member in the conversion of the applicable Merchants to said member or designated processor.  The parties hereto understand and agree that EVERTEC is entitled to sole and complete ownership and portability of the EVERTEC Post-Termination Merchants as permitted by the Rules and has the sole and absolute right to have the applicable Merchant Agreement assigned, transferred and conveyed upon the expiration or termination of this Agreement as set forth herein.  EVERTEC shall pay all reasonable and documented costs actually incurred by BPPR in connection with such deconversion and/or assignment upon expiration or termination of this Agreement, except that no costs shall be paid in the event EVERTEC terminates this Agreement due to an Event of Default or Material Breach by BPPR.  Once the transition and deconversion is completed:

(i)          First, all amounts owed by EVERTEC to BPPR pursuant to the terms of this Agreement shall become due and payable; and

(ii)         Second, all amounts owed by BPPR to EVERTEC pursuant to the terms of this Agreement shall become due and payable.

(c)          BPPR Post-Termination Merchants.

(i)         Upon the expiration or termination for any reason of this Agreement, EVERTEC shall transfer and assign the Merchant Agreements of the BPPR Post-Termination Merchants (if any) and all of its rights, title, interests, duties and obligations in the Merchant Program under this Agreement related to such transferred Merchant Agreements to BPPR, or only to the extent that EVERTEC is unable to assign such Merchant Agreement due to an Encumbrance or assignment of rights contemplated by Section 9.3(b), work with the relevant Merchants and BPPR to enter into replacement Merchant Agreements with BPPR and not EVERTEC as counterparty having terms that are the same as those of the existing Merchant Agreements, but for the elimination of EVERTEC as a counterparty, other than such differences as BPPR may accept in its discretion.  The parties hereto understand and agree that BPPR is entitled to sole and complete ownership and portability of the BPPR Post-Termination Merchants as permitted by the Rules and has the sole and absolute right to have the applicable Merchant Agreement assigned, transferred and conveyed or replaced upon the expiration or termination of this Agreement as set forth herein.  BPPR shall pay all reasonable and documented costs actually incurred by EVERTEC in connection with such deconversion and/or assignment upon expiration or termination of this Agreement, except that no costs shall be paid in the event BPPR terminates this Agreement due to an Event of Default or Material Breach by EVERTEC.  Once the transition and deconversion is completed:

A. First, all amounts owed by BPPR to EVERTEC pursuant to the terms of this Agreement shall become due and payable; and

B. Second, all amounts owed by EVERTEC to BPPR pursuant to the terms of this Agreement shall become due and payable.

(ii)        In furtherance of the orderly transition to BPPR of all BPPR Post-Termination Merchants and the continued provision of services to such Merchants after the termination of this Agreement, EVERTEC shall reasonably assist BPPR in completing the transition as promptly as practicable and in a manner that minimizes disruption to the business of, and provision of services to, the BPPR Post-Termination Merchants.  EVERTEC shall, to the extent requested by BPPR, continue to provide transaction processing to BPPR Post-Termination Merchants and shall be entitled to the MAB Revenue Sharing as set forth on Schedule 6.4 until the date that is nine (9) months after the termination of this Agreement, subject to an extension of two (2) months if reasonably requested by BPPR in order to minimize disruption to the business of, and provision of services to, the BPPR Post-Termination Merchants, so long as BPPR continues to use commercially reasonable efforts to complete the transition of Merchants, but such transition has not been completed in all material respects.

Section 9.4          Insurance.

(a)         Coverage.  EVERTEC will maintain at a minimum, at all times during the term of this Agreement, adequate insurance coverage from reputable providers in amounts complying with Industry Standards for EVERTEC’s operations and the performance of its obligations under this Agreement, including cyber liability insurance.  All such insurance policies will be carried at EVERTEC’s own expense.  Any limitation of liability set forth in this Agreement shall not preclude BPPR from placing claims directly against the applicable insurance policies.

Section 9.5          Indemnification.

(a)         EVERTEC Indemnification.  EVERTEC will indemnify, defend and hold BPPR and its Affiliates and their respective present and future officers, directors, employees, agents, successors, assigns and shareholders (collectively with BPPR, “Popular Covered Persons”) harmless from and against any and all losses, charges, damages, liabilities, penalties, costs, fees, or expenses, including court costs and reasonable attorneys’ fees, related to or arising out of: (i) any Material Breach of any covenant, duty or obligation of EVERTEC or its Representatives under this Agreement, (ii) any Material Breach of any representation or warranty of EVERTEC under this Agreement, (iii) any Merchant Losses incurred by BPPR for any reason other than gross negligence, willful misconduct or fraud of BPPR, (iv) the violation by EVERTEC (or any of its Personnel) of any applicable Legal Requirements pertaining to EVERTEC’s rendering of services hereunder (including any violations pertaining to unfair, deceptive or abusive acts and practices) and/or (v) any infringement, misappropriation or violation of any Intellectual Property rights of any third party arising out of the receipt by BPPR or its Affiliates of the services provided by EVERTEC hereunder in accordance with this Agreement.

(b)        BPPR Indemnification.  BPPR will indemnify, defend and hold EVERTEC and its Affiliates and their respective present and future officers, directors, employees, agents, successors, assigns and shareholders (collectively with EVERTEC, “EVERTEC Covered Persons”) harmless from and against any and all losses, charges, damages, liabilities, penalties, increased taxes (excluding taxes based on BPPR’s net income), costs, fees, or expenses, including court costs and reasonable attorneys’ fees, related to or arising out of: (i) any Material Breach of any covenant, duty or obligation of BPPR or its Representatives under this Agreement, (ii) any Material Breach of any representation or warranty of BPPR under this Agreement, (iii) any breach of any of its obligations to any Merchant as set forth in this Agreement or in any Merchant Agreement, (iv) the violation by BPPR (or any of its Personnel) of any applicable Legal Requirements pertaining to BPPR’s rendering of services hereunder and/or (v) any infringement, misappropriation or violation of any Intellectual Property rights of any third party arising out of (x) the receipt by EVERTEC or its Affiliates of the services provided by BPPR hereunder or (y) EVERTEC’s use or display of Popular Trademarks, in each case in accordance with this Agreement (including Exhibit F).

(c)         Reimbursement of BPPR.  Except where a different treatment is expressly provided in this Agreement, EVERTEC hereby agrees to indemnify and reimburse BPPR for and against any and all costs, whether incurred prior to or after the expiration or earlier termination of this Agreement, of the following nature incurred by BPPR under the Merchant Program on and after the Effective Date: charges imposed on BPPR by third parties relating to processing Merchant Transactions, including (i) Interchange Fees, (ii) application fees, (iii) Merchant Chargeback fees, except to the extent such Merchant Chargeback arises as a result of the gross negligence, willful misconduct or fraud by BPPR, (iv) ACH reject fees, (v) ISO registration fees, (vi) Association fines, assessments and charges resulting from actions or omissions of EVERTEC, (vii) high-risk registration fees for Merchants and (viii) similar third-party charges related to the Merchant Program.  It is expressly understood and agreed that, except as otherwise provided herein, EVERTEC will not be liable for any of BPPR’s internal costs relating to the Merchant Program, including BPPR’s costs for labor and benefits, and BPPR’s ordinary business operating costs (e.g., rent, utilities, etc.).

(d)         Debiting of EVERTEC Accounts.  EVERTEC agrees that, in the event any Popular Covered Person incurs any expense, loss, damage, liability or other cost that BPPR in good faith believes is covered by EVERTEC’s obligations pursuant to this Section 9.5, BPPR may reimburse the applicable Popular Covered Person therefor by immediately debiting any or all of the EVERTEC Hold Account and the applicable Merchant Reserve Account balances, in such order as BPPR may in its sole judgment deem appropriate.  BPPR will promptly provide EVERTEC with documentation that substantiates such debits; provided, with respect to any exceptional debits (i.e., debits occurring outside the course of normal daily settlement items), BPPR will notify EVERTEC within one Business Day.  Any amounts thereof disputed by EVERTEC or with respect to which BPPR (or the applicable Popular Covered Person) has not yet sustained an actual loss shall be placed in escrow, in a money market account at BPPR, pending resolution of such dispute.  BPPR will pay EVERTEC from the escrow account, any amounts finally resolved as not to be owed to BPPR (or the applicable Popular Covered Person) hereunder.  After BPPR (or the applicable Popular Covered Person) has been fully reimbursed for a Merchant Loss pursuant to Section 9.4(a), at the request of EVERTEC, BPPR will assign to EVERTEC any and all of BPPR’s subrogation rights under or related to the Merchant Agreement (including any guarantees, security or otherwise) related to the indebtedness of such Merchant.

(e)          Limitations on Liability.  Except in the case of gross negligence, willful misconduct or fraud by a party, for which there shall be no limitation on liability, neither party will be liable to the other party or any of its Affiliates pursuant to this Agreement for any indirect, incidental, special, consequential, remote, speculative or punitive damages or losses.  In no event shall BPPR or any Popular Covered Persons be liable to EVERTEC, or EVERTEC or any EVERTEC Covered Persons be liable to BPPR, including for any indemnification hereunder, for any damages for loss of profits, revenue, business, royalties, savings, whether in an action in contract or tort, regardless of whether such damages are foreseeable or whether such party has been advised of the possibility of any such loss or damage.  Nothing in this Agreement shall exclude or limit any party’s liability: (i) to the extent that such limitation or exclusion is not permitted by applicable Legal Requirements; (ii) for death or personal injury caused by such party’s negligence, or (iii) for losses related to breaches of Confidential Information obligations under Article V of this Agreement.  Each party agrees that (1) amounts paid in connection with the defense of third party claims, (2) amounts payable to a third party pursuant to court order or a settlement entered into in accordance with the provisions of this Agreement; and (3) fines or penalties paid to a Governmental Authority, in each case, in connection with indemnification obligations with respect to third party claims under Sections 9.5(a) and (b) are deemed to be direct damages and are not subject to the exclusions set forth in this Section 9.5(e).

(f)        Notwithstanding Section 9.5(e), EVERTEC’s liability for BPPR Data Breach Costs under Section 9.5(e)(iii) shall be subject to an aggregate annual limit equal to the greater of (i) $10,000,000 and (ii) 10% of the sum of the MAB Adjusted Revenue plus the P2B Adjusted Revenue in the twelve (12) months prior to the date of the Incident that gives rise to the BPPR Data Breach Costs occurs (the “BPPR Data Breach Cap”).  In addition to the foregoing, for so long as the MSA is in effect, for losses related to (x) breaches of confidentiality, privacy and data protection obligations under the MSA and the ATH Network Agreement and (y) BPPR Data Breach Costs, each party’s limit of liability will be an aggregate annual limit equal to the Data Cap (as defined in the MSA).  For purposes hereof, “BPPR Data Breach Costs” means losses and other liability that arises from or in connection with the theft, loss, or unauthorized access or disclosure of BPPR Data under this Agreement; provided, EVERTEC’s liability for the following remains unlimited and does not count toward the BPPR Data Breach Cap: (1) Merchant Losses; (2) reimbursement obligations under Section 9.5(c); (3) any claims, indemnification obligations, or other liability relating to an Incident involving NPPI obtained by or on behalf of EVERTEC from Merchants, Transaction data, or Cardholder information; and (4) any claims, indemnification obligations or other liability to or from Card Associations or Card issuers.

ARTICLE X
NAMES AND TRADEMARKS

Section 10.1        BPPR Name.

(a)        Except as set forth in this Section 10.1 or Exhibit F, neither EVERTEC nor any of its Representatives may use or display any Trademarks, including the Trademarks listed on Exhibit F, that are owned and used in commerce by BPPR or any of its Affiliates or Subsidiaries (including POPULAR, BANCO POPULAR, and POPULAR MERCHANT) (collectively, the “Popular Trademarks”), or any marks confusingly similar thereto, in any manner, including in any correspondence, promotional, marketing, solicitation or other materials, or promote BPPR’s services or products in any way without BPPR’s prior written consent.  EVERTEC will obtain BPPR’s written consent before EVERTEC or any third party, at EVERTEC’s direction or in its control or with its consent, produces or distributes any materials relating or referring to the Merchant Program or any other program that uses or displays any Popular Trademarks.  All approved correspondence, materials and/or oral solicitations directed by EVERTEC or its marketing Representatives to potential Merchants, or produced by any third party, concerning BPPR’s services or products must prominently identify BPPR by its name (i.e., BANCO POPULAR DE PUERTO RICO) and strictly adhere to all other guidelines set forth on Exhibit F by BPPR (including Schedule 1 to Exhibit F).  Exhibit F may be amended or updated from time to time by BPPR, and shall be binding sixty (60) Business Days after written notice thereof is provided by BPPR to EVERTEC.

(b)        EVERTEC shall comply, and require its Representatives to comply, with the directions of BPPR regarding the form and manner of the use or display of any Popular Trademark, including the directions and other terms and conditions included in the Trademark licensing terms, attached hereto as Exhibit F. Exhibit F and the attached Popular Merchant Brand Guide (attached as Schedule 1 to Exhibit F) may be amended or updated from time to time by BPPR, and shall be binding thirty (30) Business Days after written notice thereof is provided by BPPR to EVERTEC.

Section 10.2        Association and Card Trademarks.  EVERTEC acknowledges that the Associations are the sole owners of their respective Trademarks.  EVERTEC will not contest the ownership of such marks, and any Association may at any time and immediately without advance notice prohibit EVERTEC from using its marks for any reason.  Subject to each Association’s Rules and any agreement between EVERTEC and such Association, EVERTEC will have no right or authority under this Agreement to use or to permit use of the Trademarks owned by any Association by any of its own Representatives.  Solicitation material used by EVERTEC must clearly disclose that any transaction processing agreement will be between the Merchant (or potential Merchant) and BPPR.

ARTICLE XI
MISCELLANEOUS

Section 11.1        Assignment.

(a)          Assignment.  Other than as permitted pursuant to this Section 11.1, this Agreement may not be assigned by either party without the prior written consent of the other party; provided, that either party may assign its rights, duties and obligations under this Agreement to its financing sources solely in connection with the granting of a security interest and the enforcement of all rights and remedies that the assigning party has against the other party under this Agreement, subject to the claims, defenses and rights, including rights of set off, that such other party may have against the assigning party.

(b)        Assignment to Subsidiaries.  EVERTEC may assign any of its rights, duties or obligations to a direct or indirect wholly owned Subsidiary of EVERTEC (an “Assignee Sub”) if (i) such Assignee Sub is identified by EVERTEC to BPPR at least twenty (20) Business Days prior to the consummation of the proposed assignment; (ii) (A) such proposed assignment is legally required in order for EVERTEC to perform its obligations under this Agreement, in the country, state, territory or other jurisdiction in which the Assignee Sub is organized, the specific obligations required to be performed pursuant to the assignment of this Agreement, and only (x) to the extent of such legal requirement and (y) if EVERTEC provides a written opinion of qualified counsel that opines that such legal requirement is applicable and is based upon reasonable assumptions with respect to such legal requirement or (B) BPPR has provided its prior written consent, such consent not to be unreasonably delayed, withheld or conditioned; (iii) such Assignee Sub will be Solvent immediately after and giving effect to such proposed assignment and BPPR is reasonably satisfied with the terms and conditions of the proposed assignment; (iv) BPPR is a third-party beneficiary to the assignment agreement, which is in form and substance that is reasonably satisfactory to BPPR, and which provides that the Assignee Sub’s rights under the assignment agreement will be terminated if the Assignee Sub ceases to be a wholly owned Subsidiary, directly or indirectly, of EVERTEC; and (v) EVERTEC remains fully liable with respect to the performance of all its obligations under this Agreement and EVERTEC guarantees the performance of all of the obligations of EVERTEC to BPPR assumed by Assignee Sub under this Agreement, which guarantee provides that, for the avoidance of doubt, after any termination of the proposed assignment, EVERTEC shall continue to be obligated with respect to any obligation undertaken by Assignee Sub prior to such termination.

(c)         Assignment to Third Parties.  EVERTEC may assign all of its rights, duties and obligations (or those rights, duties and obligations arising after the effectiveness of the assignment) in a transaction with a third-party assignee (an “Asset Acquirer”) if (i) such Asset Acquirer is identified by EVERTEC to BPPR at least thirty (30) Business Days prior to the consummation of the proposed assignment; (ii) such Asset Acquirer (A) acquires at least 90% of the consolidated gross assets (excluding cash) of EVERTEC and its Subsidiaries and (B) assumes at least 90% of the consolidated gross liabilities (excluding Indebtedness) of EVERTEC and its Subsidiaries (including the assignment and assumption of all commercial agreements between EVERTEC or any of its Subsidiaries, on the one hand, and Popular, BPPR or any of their respective Subsidiaries, on the other hand) through one legal entity; (iii) neither the Asset Acquirer nor any of its Affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from the Commonwealth of Puerto Rico in excess of $50 million unless none of them has a physical presence in the Commonwealth of Puerto Rico that is used to conduct any such business; (iv) the Asset Acquirer will be Solvent immediately after and giving effect to such proposed assignment; and (v) EVERTEC reasonably believes that the Asset Acquirer, after completion of the proposed purchase and assumption transaction, will be capable of performing the obligations and duties of EVERTEC under this Agreement.

(d)       Cooperation.  EVERTEC shall use its Best Efforts to cooperate with BPPR in evaluating whether any proposed assignment pursuant to this Section 11.1 would be in compliance with the requirements of the provisions contained in this Section 11.1, including the ability of Assignee Sub or Asset Acquirer, as applicable, to comply with the terms of this Agreement, including, in each case, by providing any non-confidential information regarding the purposes and plans in connection with such proposed assignment other than information that would create any potential liability under applicable Legal Requirements, violate any confidentiality obligation, or that reasonably would be expected to result in the waiver of any attorney-client privilege.

(e)         Notice of Objection.  BPPR shall notify EVERTEC in writing within fifteen (15) Business Days following receipt of EVERTEC’s notice of the proposed assignment of any objection to any proposed assignment to an Assignee Sub or Asset Acquirer unless EVERTEC has failed to satisfy its obligations pursuant to Section 11.1(d) and BPPR asserts such failure prior to the expiration of the fifteen (15) Business Day objection period, in which case such fifteen (15) Business Day period shall be tolled until EVERTEC satisfies its obligations pursuant to Section 11.1(d).  If BPPR fails to timely object to such proposed assignment (taking into account any tolling of the fifteen (15) Business Day objection period), it shall be deemed to have consented to such proposed assignment.

(f)         Invalidity of Impermissible Assignments.  Any attempted or purported assignment in violation of this Section 11.1 hereof shall be null and void and the assignee’s rights assigned pursuant to any assignment made in compliance with this Section 11.1 will terminate in the event and to the extent of the termination of this Agreement.

(g)         BPPR Asset Transfer.  If BPPR or any of its Subsidiaries transfers, in a single transaction or series of related transactions (including in a merger, business combination, reorganization, or similar transaction (including by operation of law)) 50% or more of BPPR’s consolidated assets in the Region as of the time of transfer, or assets that generate 50% or more of BPPR’s consolidated revenues in the Region for the full twelve (12)-month period ending at the time of transfer, to any Person, then BPPR shall assign (or cause its applicable Subsidiaries to assign) to such Person its rights, duties and obligations under this Agreement and shall cause such Person to assume its liabilities under this Agreement.  For the avoidance of doubt, no such assignment shall relieve BPPR or any of its Subsidiaries of their obligations under this Agreement to the extent BPPR or any of its Subsidiaries survive any such sale of assets, merger, business combination, reorganization, or similar transaction.

Section 11.2        Force Majeure.

(a)         Subject to Section 11.2(b), below, neither party will be liable under this Agreement as a result of any delay or failure in the performance of its obligations (except for payment of money) to the extent such performance is prevented, frustrated, hindered or delayed as a result of an extraordinary event that is beyond the party’s reasonable control, including strikes, shortages, riots, fires, floods, storms, hurricanes, epidemics, pandemics, earthquake, acts of God, hostilities or other similar events or disasters, and actions taken by Governmental Authorities in response thereto (including any quarantine, ‘shelter in place,’ ‘stay at home,’ shut down, closure, sequester or similar Legal Requirement); provided, that the non-performing party is without material fault in causing such delay or failure (a “Force Majeure Event”).

(b)        This Section 11.2 exclusion of liability will only apply if, and to the extent, the party experiencing the Force Majeure Event exercises Best Efforts to mitigate and minimize the impact of the event on its obligations and follows its Business Continuity Plan, if applicable.  The non-performing party will be excused from performance of the obligations so affected for as long as such circumstances prevail, and the non-performing party continues to use Best Efforts to recommence performance.

(c)       In the event of an occurrence of a Force Majeure Event, the affected party shall give notice of suspension to the other party’s designated authorized representative as soon as reasonably practicable after the activation of the Business Continuity Plan or of becoming aware of such Force Majeure Event, stating the date and extent of such suspension and the cause thereof, and the affected party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

Section 11.3       Notices All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents will be in writing and may be given in any manner described below to the address or number set out below, and shall be deemed effective as follows: (a) if delivered personally to the Person designated below, (b) when the same is actually received, if sent by express overnight courier service, with charges prepaid and return receipt requested, or (c) if sent by email, if notice of nondelivery is not received, (i) at or prior to 5:00 pm local time of the recipient on a Business Day, on that Business Day or (ii) later than 5:00 pm local time of the recipient, on the next succeeding Business Day; provided notices of default, non-renewal or termination must be delivered personally or by courier as provided in Sections 11.3(a) or (b); provided further that all such notices, requests, demands, consents and other communications shall be accompanied by an email notification.

To EVERTEC:

Evertec, Inc.
Cupey Center Building, Road 176, Kilometer 1.3
San Juan, Puerto Rico 00926
Facsimile:  787-766-4585
Email:  luis.rodriguez@evertecinc.com
Attention:  Luis A. Rodríguez, General Counsel and Executive Vice President of Corporate Development

To BPPR:

Popular, Inc.
PO Box 362708
San Juan, Puerto Rico 00936-2708
Email:  legaldivision@popular.com
Attention:  Jose R Coleman Tio, Executive Vice President and Chief Legal Officer

Any party hereto may change its address or contact details from time to time by giving notice to that effect as provided in this Agreement.

Section 11.4      Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party, or in the case of a waiver, by the party or parties against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.5       Entire Agreement.  This Agreement, including any Schedules, Addenda, Exhibits and Riders hereto, contains the entire understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 11.6        Governing Law; Dispute Resolution; Waiver of Trial by Jury.

(a)         This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Puerto Rico applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

(b)         The parties hereby mutually agree that no party, nor any permitted assignee, successor, heir or Representative thereof, will seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon or arising out of this Agreement, or any related agreement or instrument among the parties. None of the parties will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial has not been waived. The provisions of this Section 11.6(b) have been fully negotiated by the parties. The waiver contained herein is irrevocable, constitutes a knowing and voluntary waiver, and will be subject to no exceptions.

(c)         Any dispute, controversy or claim between EVERTEC, on the one hand, and BPPR or its Subsidiaries, on the other, or against any Representative of one of the parties, related to this Agreement, and any dispute or claim related to the relationship or duties contemplated hereunder, including the validity of this Section 11.6(c) (a “Dispute”) will be resolved in accordance with this Section 11.6(c). Each party will give written notice (a “Notice of Dispute”) to the others of any Dispute claimed by it within thirty (30) days of learning of the cause of such a Dispute. The Notice of Dispute will include a reasonable description of the basis of the Dispute, including, (i) the specific charge or charges being disputed, (ii) if available and/or applicable, the supporting documentation that is reasonably required for verification of the charge or charges, and (iii) any amounts being withheld. Following delivery of a Notice of Dispute, a Representative of each party will meet and will attempt in good faith to resolve the Dispute. Any Dispute that remains unresolved for more than twenty (20) days after the receipt of a Notice of Dispute shall be referred to designated representatives of the parties hereto who shall negotiate in good faith to resolve such dispute (the “Resolution Forum”). If a Dispute is not resolved in the Resolution Forum, the Dispute shall be submitted to the consideration of a representative from the senior management of EVERTEC who shall be identified in a written notice delivered to BPPR from time to time, and the Chief Operating Officer, the Chief Financial Officer or the Chief Information Officer of BPPR. Any Disputes that may remain unresolved for more than ninety (90) days following the receipt of a Notice of Dispute may be referred to binding arbitration at the request of any party upon written notice to the other. Such arbitration proceeding will be administered by the American Arbitration Association in accordance with the then-current Commercial Arbitration Rules and will be aired in the Commonwealth of Puerto Rico. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result. A panel of three neutral arbitrators will determine the Dispute of the parties and render a final award in accordance with the applicable substantive law. Each of EVERTEC and BPPR shall select one neutral arbitrator and, unless those parties agree on a third neutral arbitrator, such two arbitrators shall select the third arbitrator (subject to such limitations, if any, mutually agreed by those parties). Strict confidentiality will govern the arbitration proceedings, including all information submitted to the arbitrators and the decision or award entered by the arbitrators. Any court having jurisdiction may enter judgment upon the award rendered by the arbitrators. The terms hereof will not limit any obligation of a party to defend, indemnify or hold harmless another party against court proceedings or other Losses. The procedures specified in this Section 11.6(c) will be the sole and exclusive procedures for the resolution of Disputes among the parties arising out of or relating to this Agreement; provided, however, that a party may request temporary remedies in a court of law to maintain the status quo or to protect goods or property until the arbitration has initiated and the selected arbitrators have had the opportunity to resolve the request for temporary relief. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances.

Section 11.7        Counterparts.  This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable Legal Requirements. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement and any Addenda, Schedule or other document to be executed by the parties pursuant hereto or thereto.

Section 11.8        Construction.  The heading references herein are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.  The language used will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

Section 11.9       Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, as held by a court of competent jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.  Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.10     Independent Contractors.  EVERTEC shall be an independent contractor of BPPR, and nothing contained herein shall be construed to imply the existence of a partnership, affiliation, joint venture, express or implied agency relationship or other form of business association between EVERTEC and BPPR, nor to make EVERTEC an agent of BPPR or BPPR an agent of EVERTEC.  EVERTEC shall not, under any circumstances or conditions, or for any purpose or reason whatsoever, claim to be or imply that EVERTEC or any of its employees are agents, officers, directors or employees of BPPR.  Neither party hereby shall have, nor represent itself as having, any right, power or authority to act on behalf of or create any obligations, express or implied, on behalf of or binding on the other party.

Section 11.11    Effect on Prior ISO Agreement.  This Agreement amends and restates the Prior ISO Agreement, and upon the Effective Date, the provisions of this Agreement shall supersede the provisions of the Prior ISO Agreement, which shall no longer be in effect, other than any accrued ordinary course obligations that are outstanding as of the Effective Date.

Section 11.12   Release of Existing Claims. Each party hereto, on behalf of itself, its Affiliates and Subsidiaries (and each of their respective Representatives), including any successors and assigns of the foregoing (in such capacity, the “Releasing Parties”), hereby generally, completely and irrevocably releases and discharges each other party hereto and all of such other party’s Affiliates and Subsidiaries (and each of their respective Representatives), including any successors and assigns of the foregoing (in such capacity, the “Released Parties”), of and from any and all claims, demands, debts, liabilities, contracts, obligations, accounts, suits, torts, causes of action, Disputes, or claims for relief of whatever kind or nature (other than third party claims) solely to the extent arising out of facts, circumstances or occurrences which were known or reasonably should have been known to the Releasing Parties, both at law and equity, which the Releasing Parties ever had, now has, or may have (including attorneys’ fees and costs incurred) relating to, resulting from or arising out of the Released Parties’ breach of any representations, warranties or covenants under the Prior ISO Agreement; provided, that, this Section 11.12 shall not apply with respect to (i) any rights that cannot be waived under applicable Legal Requirements, (ii) the continuation on or after the Effective Date of any act or omission that commenced prior to the Effective Date, to the extent that such continuation of such act or omission following the Effective Date constitutes a breach of any representations, warranties or covenants under this Agreement, or (iii) any act or omission that commenced following the Effective Date which results in a breach of any representations, warranties or covenants under this Agreement.  The Releasing Parties represent and warrant that they are respectively the sole and lawful owners of, and have not assigned or transferred to any third party, all rights, title and interest in and to all released matters referred to in this Section 11.12.

Section 11.13      EVERTEC Change of Control.

(a)        EVERTEC Change of Control.  BPPR shall have the right, subject to Section 11.13(c), to terminate this Agreement up to thirty (30) days following the later of (i) the occurrence of an EVERTEC Change of Control or (ii) the date on which EVERTEC provides BPPR written notice that an EVERTEC Change of Control has occurred or is likely to occur (provided, that if EVERTEC has not satisfied its obligations pursuant to Section 11.13(b) and that BPPR asserts such failure prior to the expiration of the thirty (30)-day period then such thirty (30)-day period shall be tolled until EVERTEC satisfies its obligations under Section 11.13(b) and provided, further, that if an EVERTEC Change of Control occurs, and EVERTEC fails to provide BPPR written notice thereof within thirty (30) days thereof, then BPPR shall have an unqualified right to terminate this Agreement), unless (w) the Person or Group of Persons proposing to engage in such proposed EVERTEC Change of Control transaction (the “Control Acquirer”) is identified to BPPR by EVERTEC at least thirty (30) Business Days prior to such proposed EVERTEC Change of Control; (x) neither the Control Acquirer nor any of its Affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from the Commonwealth of Puerto Rico in excess of $50 million unless none of them has a physical presence in the Commonwealth of Puerto Rico that is used to conduct any such business; (y) EVERTEC (or its successor, as applicable) will be Solvent immediately after and giving effect to such proposed EVERTEC Change of Control; and (z) EVERTEC (or its successor, as applicable), after the proposed EVERTEC Change of Control, will be capable of performing all of the obligations and duties of EVERTEC under this Agreement.

(b)        Cooperation.  EVERTEC shall use its Best Efforts to cooperate with BPPR in evaluating whether any proposed EVERTEC Change of Control would be in compliance with the requirements of this Section 11.13 including the ability of Assignee Sub or Asset Acquirer, as applicable, to comply with the terms of this Agreement, including, in each case, by providing any non-confidential information regarding the purposes and plans in connection with such proposed EVERTEC Change of Control other than information that would create any potential liability under applicable Legal Requirements, violate any confidentiality obligation, or that reasonably would be expected to result in the waiver of any attorney-client privilege.

(c)        Notice of Objection.  If EVERTEC provides at least thirty (30) days’ written notice to BPPR prior to an EVERTEC Change of Control, BPPR shall notify EVERTEC in writing within fifteen (15) Business Days following receipt of EVERTEC’s notice of the proposed EVERTEC Change of Control of any objection to any proposed EVERTEC Change of Control on the basis that it does not satisfy the criteria set forth in clauses (w) through (z) of Section 11.13(a) (unless EVERTEC has failed to satisfy its obligations pursuant to Section 11.13(b) and BPPR asserts such failure prior to the expiration of the fifteen (15) Business Day objection period, in which case such fifteen (15) Business Day objection period shall be tolled until EVERTEC satisfies its obligations pursuant to Section 11.13(b)).  If BPPR fails to timely object to such proposed EVERTEC Change of Control (taking into account any tolling of the fifteen (15) Business Day objection period), it shall be deemed to have consented to such proposed EVERTEC Change of Control and waived its right of termination under Section 11.13(a).

Section 11.14      Specific Performance.  The parties agree that if an act or omission of BPPR, on the one hand, or EVERTEC, on the other hand, results in a breach of Section 2.4 (Merchant Acquiring Improvement Team), Section 2.5(a) (Merchant Agreements), Section 3.2 (Merchant Referral and Assistance), Section 6.5 (Information Rights and Validation Procedures), Section 11.1 (Assignment), Article IV (Exclusivity), Article V (Confidentiality), Section 7.1(g), Section 9.1(b) (Contracts Split Upon Termination) or Article X (Names and Trademarks), BPPR or EVERTEC, as applicable, will be irreparably damaged, no adequate remedy at law would exist and damages would be difficult to determine, and that BPPR or EVERTEC, as applicable, shall be entitled to an injunction or injunctions to prevent such breach, and to specific performance of the terms of Section 11.1(g) in addition to any other remedy at law or equity, without having to post bond or any financial undertaking.

(Signatures begin on the following page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BANCO POPULAR DE PUERTO RICO

By:	/s/ Félix Fernandez
Name: Félix Fernández
Title: Authorized Officer

[Signature Page to Second Amended and Restated ISO Agreement]

EVERTEC GROUP, LLC

By:	/s/ Luis A. Rodriguez
Name: Luis A. Rodriguez
Title: Executive Vice President, Chief Legal and Corporate Development Officer

[Signature Page to Second Amended and Restated ISO Agreement]